UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CAMDEN NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholders:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Camden National Corporation, which will be held on Tuesday, April 28, 2020, at 3:00 p.m., local time, at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”).

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Whether or not you are able to attend the Annual Meeting, please follow the instructions to vote online, by telephone, or by mail. Submitting your vote by proxy will not limit your right to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish to do so, which will supersede your proxy. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation.

Sincerely,

Lawrence J. Sterrs
Chair of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 16, 2020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2020

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), will be held on Tuesday, April 28, 2020 at 3:00 p.m., local time, at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(1)
Election of Directors.  To elect two persons to the Company’s Board of Directors, each to serve for a term of three years and until his or her successor is elected and qualified, as more fully described in the accompanying Proxy Statement.

(2)	Shareholder “Say-on-Pay.” To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers (“Say-on-Pay”).

(3)
Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

(4)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

As part of our precautions regarding the coronavirus, or COVID-19, we are planning for the possibility that remote participation may be made available for the Annual Meeting. If we take this step, we will announce the decision to do so in advance, and provide details on how to participate in a press release, posted on our website at www.cacannualmeeting.com, and filed with the Securities and Exchange Commission ("SEC") as proxy material.

The Board of Directors has fixed the close of business on February 24, 2020 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. TO VOTE YOUR SHARES, PLEASE FOLLOW THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD YOU RECEIVED IN THE MAIL. IF YOU VOTE ONLINE OR BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, WHICH WILL SUPERSEDE YOUR PROXY. IF YOU HOLD SHARES THROUGH A BROKER, CHECK THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER.

By Order of the Board of Directors,

Ann W. Bresnahan, Secretary
March 16, 2020

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2020

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2020 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 28, 2020 at 3:00 p.m. local time, at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”).

Only shareholders of record as of February 24, 2020 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the two candidates to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 15,180,398 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting.

Electronic Delivery of Proxy Materials
In connection with our Annual Meeting, the Notice of Annual Meeting of Shareholders (the "Notice of Annual Meeting"), Proxy Statement, Proxy Card and 2019 Annual Report were provided to the Company’s shareholders on March 16, 2020. On or about March 16, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials online. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. If you received a notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

Quorum and Vote Required
The holders of one-third of the total number of outstanding shares of Common Stock entitled to vote, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, an affirmative vote of a majority of the votes cast “for” or “against” a nominee at the Annual Meeting is required to elect each of the two director nominees, and an affirmative vote of a majority of the votes cast “for” or “against” a proposal at the Annual Meeting is required for Proposals 2 and 3.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each of the three proposals. The Board of Directors recommends a vote “FOR” the election of all two of its nominees for director; “FOR” approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Voting
You are encouraged to promptly submit your proxy with voting instructions. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card, but your vote must be received by 11:59 P.M. ET on April 27, 2020.

Voting by Mail. Shareholders who wish to vote by mail may do so by requesting printed copies of the proxy materials and completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not direct a vote for each proposal, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of Annual Meeting for which you do not make a selection.

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so can be found on the Notice of Internet Availability of Proxy Materials mailed to you on or about March 16, 2020.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies
A proxy may be revoked at any time before it is voted at the Annual Meeting by:

•	Filing a written revocation of the proxy with the Secretary of the Company, Ann W. Bresnahan, Two Elm Street, Camden, Maine 04843;

•	Submitting a new signed proxy card bearing a later date or voting again by telephone or the internet (any earlier proxies will be revoked automatically); or

•	Attending and voting in person at the Annual Meeting, provided that you are the holder of record of your shares.

If you hold your shares in the name of a bank, broker, or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 28, 2020:

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 are available free of charge at www.cacannualmeeting.com.

In addition, the Company will provide, without charge and upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2019. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

Shareholders of record as of the Record Date are cordially invited to attend the Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.cacannualmeeting.com.

PROPOSALS TO BE VOTED UPON AT ANNUAL MEETING

Election of Directors (Proposal 1)

The Company’s Board of Directors (the "Board") currently consists of ten members. Under the Company’s Articles of Incorporation, the Board is divided into three classes, two classes of four directors each and a class of two directors, with one class of directors standing for election each year. At the Annual Meeting, two directors will be elected to serve for a term of three years and until each such director’s successor is duly elected and qualified. The Board has nominated for election as directors Robin A. Sawyer, CPA and Lawrence J. Sterrs. For more information about our nomination procedures please see “Corporate Governance and Risk Committee” on page 12.

For more information about the background of each of the Board's two nominees for director, please see “Current Board Members” on page 7.

The Company’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. We expect this year’s election to be an uncontested election, and that the majority vote standard will apply.

Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance and Risk Committee would make a recommendation to the Board, within 30 days from the date the election results are certified, about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance and Risk Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. All of the Company's nominees for director for the Annual Meeting are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL TWO OF ITS NOMINEES FOR DIRECTOR.

Non-binding Advisory Vote on Compensation of the Company's Named Executive Officers (Proposal 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated under the Exchange Act.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers: Gregory A. Dufour, Deborah A. Jordan, Joanne T. Campbell, Timothy P. Nightingale and Patricia A. Rose. The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Discussion and Analysis” beginning on page 21 for additional information about the Company’s executive compensation programs.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board has appointed RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for the Company's 2020 fiscal year. Representatives of RSM are expected to attend the Annual Meeting. The representatives are expected to be available to respond to questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking shareholders to ratify the selection of RSM as its independent registered public accounting firm because it believes it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following table describes the services rendered by RSM and fees paid for such services by the Company for the years ended December 31, 2019 and 2018.

	For The Year Ended December 31,
Type of Fee	2019	2018
Audit Fees(1)	$436,675	$441,153
Audit-Related Fees(2)	8,000	8,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)
The aggregate fees for professional services rendered for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002 ("SOX"), internal control reporting under Section 404 of SOX, review of financial statements included in the Company’s Form 10-Qs, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees.

(2)
The aggregate fees for assurance and related services rendered related to the performance of the audit or review of the Company’s financial statements. These services related primarily to the audit of the Company’s Uniform Single Attestation Program for Mortgage Bankers.

(3)
The aggregate fees for professional services rendered for tax compliance, tax audit assistance, tax advice and tax planning. There were no such tax services rendered for the years ended December 31, 2019 and 2018.

(4)	There were no other services rendered for the years ended December 31, 2019 and 2018.

The Audit Committee of the Board pre-approved all services provided by the principal accountant during the years ended December 31, 2019 and 2018. Each service to be provided by the principal accountant is presented for pre-approval at the Audit Committee’s regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

Other Matters

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

COMMITMENT TO CORPORATE SOCIAL RESPONSIBILITY

We are aware that our success allows us to be able to have a positive impact on our customers, our employees, the communities in which we operate and the planet. We are dedicated to giving back to our communities, fostering a workplace with diversity and inclusion, sustaining the environment and practicing sound ethics. These practices help to support our profitable and responsible growth, retain skilled and dedicated employees and promote our brand in the communities we serve. We prepared our inaugural Environmental, Social and Governance ("ESG") Report in early 2020. You can read that report and information on our related initiatives at www.camdennationalcorporation.com. Our 2019 Environmental, Social and Governance Report and our website are not a part of, or incorporated by reference in, this proxy statement for any purpose.

BOARD OF DIRECTOR AND CORPORATE GOVERNANCE INFORMATION

Current Board Members
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The ages of the board nominees and continuing directors have been presented as of December 31, 2019. Camden National Bank (the "Bank") is a wholly-owned subsidiary of the Company.

		First Year Elected or Appointed as Director of the:
Name	Age	Company	Bank	Term Expires
Robin A. Sawyer, CPA(1)	52	2004	2018	2020
Lawrence J. Sterrs	66	2015	2016	2020
Ann W. Bresnahan	68	1990	1990	2021
Gregory A. Dufour(2)	59	2009	2004	2021
S. Catherine Longley	65	2014	n/a	2021
Carl J. Soderberg	57	2015	2015	2021
Craig N. Denekas	55	2017	n/a	2022
David C. Flanagan	65	2005	1998	2022
Marie J. McCarthy	51	2018	2018	2022
James H. Page, Ph.D.	67	2008	n/a	2022

(1)	Ms. Sawyer served as a director of the Company from 2004 until her resignation in 2017. She was reappointed as a Director in 2018.

(2)	Mr. Dufour serves as the President and Chief Executive Officer ("CEO") of the Company and the Bank.

There are no arrangements or understandings between any director or any other persons pursuant to which any of the above directors has been selected as a director or nominee for director. There are no “family relationships” between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, as the SEC defines that term.

Board Nominees

Robin A. Sawyer, CPA, 52
Director of Camden National Corporation since 2004 (with a break between February 2017 to March 2018)

Camden National Corporation Committee Membership:	Career Highlights:
• Compensation Committee	• Former Vice President of Corporate Finance and Corporate Comptroller, WEX, Inc.
• Capital Planning Committee Chair
• Former Vice President and Corporate Controller, Fairchild Semiconductor International, Inc.

Experience and Qualifications: Ms. Sawyer served for five years as Vice President of Corporate Finance and Corporate Comptroller at WEX Inc., prior to her retirement in 2018. Before joining WEX Inc., Ms. Sawyer spent more than 10 years as Vice President and Corporate Controller at Fairchild Semiconductor International, Inc. She is the former Director of Financial Planning and Reporting at Cornerstone Brands, Inc., and she formerly worked at Baker, Newman & Noyes, LLC and its predecessor firm of Ernst & Young. Ms. Sawyer’s experience in public accounting and finance roles uniquely positions her to add value in her Board role. Her overall strong business acumen, executive and management skills, experience in managing business growth, and organizational management supports her contributions to the Board in the areas of corporate strategy, merger and acquisitions, compensation, and all financial related matters. Her prior experience as Corporate Controller at both WEX, Inc. and Fairchild Semiconductor International, Inc. supports her role as Chair of the Capital Planning Committee with a broad understanding of capital management. Ms. Sawyer’s direct experience in publicly traded companies and their shareholders provides deep knowledge and direct understanding of the regulatory environment that the Company operates within, and, as these Companies are both operating in Maine, she also has a strong understanding of the Maine economic and business climate, all of which contribute to her being a strong board member. She serves on the board of directors of the Gulf of Maine Research Institute, where she is Treasurer, Chair of the Finance Committee, and a member of the Executive Committee.

Larry J. Sterrs, 66
Director of Camden National Corporation since 2015 and Chair since 2018
Director of Camden National Bank since 2016

Camden National Corporation Committee Membership:	Career Highlights:
• Chair Corporate Governance and Risk Committee	• Board Chair and CEO, Unity Foundation
• Compensation Committee	• Former CEO of UniTek, Inc.
• Technology Committee	• Former CEO UniTel, Inc.

Experience and Qualifications:  Mr. Sterrs currently serves as the chair of the board of directors of UniTek, Inc. and its telecom subsidiary, UniTel, Inc., and formerly served as the Chief Executive Officer of both companies. Mr. Sterrs began his 45-year telecom career working with ConTel Corporation across the Northeast where he held executive leadership positions in network design and planning, legislative and regulatory strategy, project and operations management. After leaving ConTel Corporation as Assistant Vice President, Mr. Sterrs worked at the accounting and consulting firm of BerryDunn as manager of telecommunications consulting where he specialized in telecom mergers, acquisitions and regulatory and legislative strategy development. Mr. Sterrs has been appointed by several Maine Governors to various task forces and steering committees, and has served as the vice-chair of the Maine Telecommunications Infrastructure Steering Committee. His extensive experience in the areas of regulatory oversight, governance, management, leadership and technology support his membership on the: Compensation; Technology; and Corporate Governance and Risk Committees. Mr. Sterrs is also the Chairman and CEO of the Unity Foundation, a public charity which invests in building the capacity of nonprofits that serve both local Maine communities and statewide needs. His work at the Unity Foundation has been focused in the areas of board governance, economic and community development and he has specialized in not for profit start up and organizational turn around projects. Mr. Sterrs has a deep understanding of Maine’s business and nonprofit community and he currently serves on several boards in both the for-profit and non-profit areas.

Continuing Directors
Ann W. Bresnahan has been a full-time volunteer and civic leader since 1970. Ms. Bresnahan has served as trustee of PenBay Healthcare since 2005, where she served as Trustee as well as a member of the Investment Committee and PenBay Physicians and Associates Committee. She is a past chair of PenBay Healthcare Foundation and continues to serve as a board member of the combined PenBay Waldo Healthcare Foundation. Ms. Bresnahan is co-chair of the upcoming capital campaign for this foundation and she also sits on the Maine Medical Center campaign cabinet. She is currently Treasurer and board member of Partners for Enrichment.

Gregory A. Dufour has served as President and CEO of the Company since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and in January 2006, he became President and CEO for Camden National Bank. He also serves on the board of directors of Camden National Bank. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour’s extensive business and finance background, demonstrated ability to effectively manage growth, strong regulatory expertise and leadership capability contributes to his active support of the Board in his director capacity. Mr. Dufour has served in various volunteer capacities on numerous community-related organizations and currently serves as trustee of Coastal Healthcare Alliance system in Rockport, Maine and as trustee and vice chair of the board of directors of Maine Health in Portland, Maine.

Craig N. Denekas is a Trustee and the Chairman and CEO of the Libra Foundation, Portland, Maine. This is a private grant-making charitable foundation with a mission of maintaining a balance and diversity of giving throughout the state of Maine and across all populations. Prior to joining the Libra Foundation in 2001 and serving in multiple leadership positions before his appointment as Chief Executive Officer, Mr. Denekas was a director and shareholder at the law firm of Perkins, Thompson in Portland, Maine for over a decade. He has served as a trustee and director of various organizations, including the Barbara Bush Foundation for Family Literacy based in Florida, and the Fisher Charitable Foundation of Maine, and was previously chairman of the board of trustees of Maine Public Broadcasting.

David C. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business operating for over 70 years. Viking Lumber currently employs over 200 people through its ten locations throughout mid-coast, downeast and central Maine. Under Mr. Flanagan's leadership, Viking Lumber has grown from a single location through organic growth and acquisitions. His knowledge of the Maine economy is extensive particularly in the areas of construction, housing and Maine's overall business climate. He provides the Board with an important resource in planning for corporate strategy, acquisitions and thought leadership. As a business owner, he has significant experience in executive level decision making, employee relations and leadership which qualifies him for both his role as Chair of the Company's Compensation Committee and member of the Company's Audit Committee. His strong industry knowledge also contributes to his impact on the Bank's Director's Loan Review Committee. Mr. Flanagan currently and in the past has also served in board leadership roles on several non-profit organizations.

S. Catherine Longley is currently the Executive Vice President and Chief Operating Officer at The Jackson Laboratory, in Bar Harbor, Maine, a position she has had since July 2018. She previously served as Vice President and Chief Financial Officer of The Jackson Laboratory beginning in August 2016. Prior to joining The Jackson Laboratory, Ms. Longley served for fourteen years as the Senior Vice President for Finance & Administration and Treasurer at Bowdoin College in Brunswick, Maine. Prior to joining Bowdoin College, Ms. Longley served as the commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. Ms. Longley previously practiced law at Verrill in Portland, Maine where she served as a partner in the corporate law department. Ms. Longley has served on various boards including those of insurance companies and non-profit organizations.

Marie J. McCarthy is currently the Chief Operations and People Officer at L.L. Bean, and has been with L.L. Bean since 1993. Working primarily in Human Resources throughout her career, her role has expanded in recent years to include current oversight of Operations, including Fulfillment, Returns, Manufacturing, Customer Satisfaction, and Corporate Facilities, in addition to Human Resources, and Health, Safety and Wellness. She is a member of L.L. Bean’s Investment Committee, is Chair of the Benefits Committee, is a member of the Retail Real Estate Committee that governs store selection/construction, and convenes the Corporate Real Estate Committee that oversees all corporate holdings. In her leadership role at L.L. Bean, Ms. McCarthy supports over 3,500 employees and is well versed in all of the challenges that organizations face in hiring, developing and retaining talent in today’s competitive work environment. She is also responsible for managing extensive operations that serve customers worldwide for the omni channel retailer. Ms. McCarthy’s background provides her with experience in strategic planning, customer experience, and distribution operations, along with extensive understanding of the people issues companies face today. She contributes to the Board in sharing her national and global perspective, strong management and organizational skills and thought leadership. She brings her experience and knowledge of how technology impacts business operations, processes and change management today to her role on the Company's Technology Committee.  Ms. McCarthy currently serves on the board of directors of Maine Health and has shared her talents with a number of other non-profit organizations over the years.

James H. Page, Ph.D. served as the Chancellor of the University of Maine System for seven years prior to his retirement in 2019. Dr. Page has executive oversight responsibilities for the overall governance and administration for the University of Maine System including its seven campuses, law school, and associated programs and facilities. Through his role he is uniquely positioned to understand the challenges of the State of Maine. He is responsible for a significant number of employees, contract negotiations, multiple geographic locations and the challenge of operating a large entity. Dr. Page’s extensive expertise in education and business equip Dr. Page with the ability to contribute invaluable insight, strategic thought leadership and broad perspective to Board discussions. His background in technology through the James W. Sewall Company has also uniquely positioned him to chair the Company’s Technology Committee. He is recognized as a leader statewide and provides his talents to many other organizations in the state, and through such, Dr. Page has received many awards for his professional and civic activity over the years.

Carl J. Soderberg is currently the President of Soderberg Company, Inc., a construction firm that has been in business for over 50 years which he has led since 1992. He has served on numerous boards including as past director of The Bank of Maine and First Citizens Bank, serving as Vice Chairman from 2005 - 2007 and on the Loan and Audit Committees of the board of directors from 1996 - 2007, and The University of Maine Presque Isle Foundation Executive committee. Soderberg is currently on the board of directors for Cary Medical Center serving on the Strategic Planning Committee and as the Chairman of the Finance Committee. He also serves as a Director for the Bigrock Mountain ski area and Northern Skiers Club.

Corporate Governance Information
We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board has adopted a set of Corporate Governance Guidelines that provides additional information on board governance related matters. The Board has also adopted a Code of Business Conduct and Ethics (the "Code") that applies to our directors, employees and officers. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website located under the "Investor Relations" tab at www.CamdenNational.com. Any material amendments to either of these documents, or waivers of the Code (to the extent applicable to any of our directors or executive officers), will be disclosed promptly under the “Investor Relations” tab at www.CamdenNational.com.

The Board and its Committees oversee:

•	Management’s development of the Company's five-year strategic plan and the annual financial operating plan, and monitoring the implementation and progress of these plans.

•	Our Company’s practice of high ethical standards and ensuring effective policies and practices exist to protect the reputation and assets of the Company.

•	Our audit functions and SOX program, our independent registered public accounting firm, and the integrity of our financial statements.

•	Our Company’s creation and administration of appropriately designed compensation programs and plans.

•
Management’s identification, measurement, monitoring and control of the Company's material risks, including: Interest Rate; Liquidity; Capital, Market/Pricing; Transactional/Operations; Technology/Cyber; People and Compensation; Compliance/Legal; Strategic Alignment and Reputation Risk.

Other responsibilities of the Board and its Committees include:

•	Overseeing succession planning for our Board, CEO and other key executive management.

•	Completing an annual formal self-evaluation of our Board.

•	Identifying and evaluating director candidates and nominating qualified individuals to serve on our Board.

•	Reviewing our CEO’s performance and approving the total annual compensation of our CEO and other executive officers.

Leadership Structure
The leadership structure of the Company is determined by the Corporate Governance and Risk Committee. The Corporate Governance and Risk Committee proposes director nominees to the Board for election by the shareholders, including any management directors. Except for the CEO of the Company, all directors of the Company are considered “independent” directors. The Chair of the Board is an independent director and, in accordance with the charter of the Corporate Governance and Risk Committee, serves as the Chair of the Corporate Governance and Risk Committee. The current policy of the Board is that the offices of the Chair of the Board and CEO should be separate and the Chair of the Board should be selected from among the independent directors. Management directors do not serve as Chairs of any of the Board’s Committees nor do they participate in the Corporate Governance and Risk Committee or Compensation Committee meetings unless by invitation by the committee chair. Upon our CEO's retirement from his/her management role, he or she shall also offer to tender to the Board his or her resignation as a member of the Board effective immediately concurrent with the retirement. The Corporate Governance and Risk Committee shall evaluate the appropriateness of the former officer’s continued service on the Board in light of the new circumstances, including any impact to the independence of the Board as a whole, and then recommend to the Board whether the Board should accept the resignation. The Corporate Governance and Risk Committee nominates the Chair and, if appropriate, Vice Chair roles for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management.

Shareholder Communication with the Board
Our shareholders may communicate directly with the members of the Board by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Shareholder Director Nominations
Nominations for election to the Board may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice is required to set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for such nominee. If a shareholder should propose a candidate, we anticipate that the Corporate Governance and Risk Committee would evaluate that candidate on the basis of the criteria noted above and under "Corporate Governance and Risk Committee" on page 12. For additional information, please refer to Section 2.1 of our Bylaws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting
Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2021 Annual Meeting of Shareholders must have been received by the Company by November 16, 2020. Shareholder proposals must also comply with the requirements as to form and substance established by the SEC for a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice for the 2021 Annual Meeting of Shareholders must be received by the Company no earlier than December 29, 2020 and no later than January 28, 2021.

Director Attendance at Meetings of the Board and its Committees and Annual Shareholder Meeting
During 2019, the Board held ten regular meetings and one special meeting. Each of the directors attended over 90% of the total number of meetings of the Board and the committees of the Board on which he or she served during the year. Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of shareholders, we expect that our directors will attend the Annual Meeting, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2019, all directors attended the annual meeting of shareholders.

The Board has five standing committees: Corporate Governance and Risk Committee, Audit Committee, Compensation Committee, Capital Planning Committee, and Technology Committee. The following table sets forth the members of the Board and the committees of the Board on which they served:

Name of Director	Corporate Governance and Risk	Audit	Compensation	Capital Planning	Technology
Non-Employee Directors:
Ann W. Bresnahan	Member	Member	—	—	—
Craig N. Denekas	Member	Member	—	Member	—
David C. Flanagan	—	Member	Chair	—	—
S. Catherine Longley	—	Chair	—	Member	—
Marie J. McCarthy	—	—	—	—	Member
James H. Page, Ph.D.	—	—	Member	—	Chair
Robin A. Sawyer, CPA	—	—	Member	Chair	—
Carl J. Soderberg	Member	—	—	—	—
Lawrence J. Sterrs	Chair	—	Member	—	Member
Employee Director:
Gregory A. Dufour	—	—	—	Member	Member

Corporate Governance and Risk Committee
The Company believes that a key element of effective risk management is strong corporate governance, and, accordingly, has combined the oversight of these areas in a single committee, the Corporate Governance and Risk Committee. This committee oversees the annual evaluation of the Board, management and Board committees; oversees the Company’s risk management program; and reviews the adequacy of the Company’s Articles of Incorporation and Bylaws, Code of Business Conduct and the Corporate Governance Guidelines. In 2019, as part of our normal best practice activities, the Company began a review of its corporate documents and amended the following documents: Corporate Governance and Risk Committee Charter; Corporate Governance Guidelines and the Compensation Committee Charter, all of which can be located on the "Investor Relations" tab at www.CamdenNational.com. The Company’s Insider Trading and Disclosure Policy and Procedures were also amended in 2019 as part of this review.

The Corporate Governance and Risk Committee also assists the Board by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board. The Corporate Governance and Risk Committee is responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board and its committees are functioning effectively.

The Corporate Governance and Risk Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. The Corporate Governance and Risk Committee considers and evaluates all director candidates recommended by our shareholders in accordance with the procedures set forth in the Corporate Governance and Risk Committee’s charter. A shareholder who wishes to recommend a director candidate for consideration by the Corporate Governance and Risk Committee may do so by submitting such recommendation and required supporting information to the Secretary of the Company at Two Elm Street, Camden, Maine 04843, who will forward all recommendations to the Corporate Governance and Risk Committee. Supporting information must include:

•	The name and address of record of the shareholder.

•
A representation that the shareholder is a record holder of the Company’s securities, or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

•
The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate.

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Corporate Governance and Risk Committee’s charter, available under the “Investor Relations” tab at www.CamdenNational.com.

•	A description of all arrangements or understandings between the shareholder and the proposed director candidate.

•
The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of shareholders and (ii) to serve as a director if elected at such annual meeting.

•	Any other information regarding the proposed director that is required to be included in the proxy statement filed pursuant to the rules of the SEC.

To be considered for nomination by the Corporate Governance and Risk Committee, all shareholder recommendations for director candidates must be submitted to the Secretary of the Company not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. For deadlines relating to shareholder nominations of candidates to be considered at the Company’s annual meeting of shareholders, please refer to “Shareholder Director Nominations” on page 11 and “Shareholder Proposals for the Next Annual Meeting” on page 12.

To date, the Corporate Governance and Risk Committee has not engaged any third parties to assist in identifying candidates for the Board. In general, the Corporate Governance and Risk Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. In identifying and evaluating proposed director candidates, the Corporate Governance and Risk Committee may consider, in addition to the minimum qualifications and other criteria as outlined below, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.

•
Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board, including in all of the above forms, will be considered.

The Company regards diversity on our Board as fundamental to strong corporate governance and diversity in our management team and workforce as a whole as essential to serving our customers and communities. Currently, women comprise 40% of the Board and 60% of the named executive officers.

The Corporate Governance and Risk Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance and Risk Committee annually reviews the Company’s Risk Appetite Statement, Risk Management Policy, and semi-annually the Risk Assessment Process, and then recommends the policy to the Board for approval. It is the intent of the Company and the Board to ensure, through this policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound enterprise risk management ("ERM") program that identifies, measures, monitors, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President ("EVP") of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The EVP of Risk Management reports to the President and CEO of the Company and provides reports and serves as management’s liaison to both the Corporate Governance and Risk Committee and the Audit Committee. The Company’s Risk Management Program is designed to provide sufficient information to management and the Board to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

In addition, information security, including cybersecurity, is a high priority for the Company, and its importance has been highlighted by numerous, highly publicized events in recent years that include cyberattacks against financial institutions. The Board, through the various Board and management committees, actively oversees the management of risks related to cybersecurity through the following oversight:

•
Corporate Governance and Risk Committee has oversight of the ERM program, which includes overseeing the completion of the Company’s "Semi Annual Risk Assessment," reviewing the Company's Risk Appetite Statement, Risk Management Policy, and overseeing the ongoing monitoring and reporting through the ERM program.

•	Audit Committee has oversight of the monitoring and testing of the Company's information security related activities and internal controls governing information technology.

•
Technology Committee is responsible for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and to reasonably assure that adequate planning, resources and investment are dedicated to technology that helps to fulfill the Company’s overall strategic objectives.

•
Management Enterprise Risk Management Committee oversees the Company's management of all business risks, including those related to cybersecurity, to reasonably assure that the Company manages risks effectively and makes well-informed decisions, while in pursuit of achieving acceptable returns. The foundation of the ERM program is the ERM framework that identifies and monitors the Company's risk appetite; business strategy and risk coverage; governance and policies; risk data and infrastructure; measurement and evaluation; control environment; risk response and mitigation; and stress testing.

•
Cybersecurity Incident Response Team ("CSIRT") is responsible to defining and carrying out our approach to incident monitoring, detection, response and reporting. The CSIRT is directed under our cybersecurity response plan, which is part of our information security policy and program.

The Company utilizes the Cyber Assessment Tool ("CAT") which was issued by the Federal Financial Institutions Examination Council ("FFIEC") to assist institutions in evaluating their risks and cybersecurity preparedness. The Office of the Comptroller of the Currency ("OCC") reviews this tool as well as part of their examination process and all examination reports are reviewed with the Board.

Cybersecurity reports of key performance metrics are provided to the Board on a regular basis. The Company's Information Security Officer prepares and provides periodic training programs to Board members to assist the Board in remaining informed of the Company's cybersecurity policies and practices. The Board is responsible for review and approval of the Company's information security policy and program on an annual basis.

There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

The Corporate Governance and Risk Committee held five meetings during 2019. The Corporate Governance and Risk Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Audit Committee
The Audit Committee assists the Board in overseeing, among other things: (1) the integrity of the Company’s financial reports, including policies, procedures and practices regarding the preparation of the financial statements, the financial reporting process, disclosures and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent accountants; and (4) the performance of the Company’s internal audit function and independent accountants.

The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the internal auditors and reviews and approves the Company’s internal audit plan. Annually, the Audit Committee also reviews and updates its committee charter, reviews and self-evaluates its performance, and participates in the preparation of the audit report contained in this Proxy Statement.

Although the Audit Committee has the duties and responsibilities set forth above and as set forth in its charter, management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an independent audit of our financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon.

The Audit Committee has established procedures for the receipt, treatment and retention of complaints on a confidential basis. We encourage employees and third-party individuals and organizations to report concerns about our internal accounting controls or auditing matters. The Audit Committee Complaint Procedures are reviewed and approved annually by the Audit Committee, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

The Board has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board has determined that Ms. Longley qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee met eleven times during 2019. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Report of the Audit Committee
In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm its written disclosures and letter regarding its independence from the Company, as required by applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2019, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the year ended December 31, 2019, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. Respectfully submitted by the members of the Audit Committee of the Board:
S. Catherine Longley, Chairperson
Ann W. Bresnahan
Craig N. Denekas
David C. Flanagan

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee
The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of the Company’s directors and named executive officers, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews components of the compensation plans for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other elements of compensation. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how each of the elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of the named executive officers are approved by the full Board.

The Compensation Committee met seven times during 2019. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Compensation Committee Interlocks and Insider Participation
Messrs. Flanagan (Chair), Page and Sterrs and Ms. Sawyer served as members of the Compensation Committee for the calendar year 2019. We have no Compensation Committee interlocks. None of our Compensation Committee members is a current officer or employee of the Company. None of the members of the Compensation Committee has ever served as an officer or an employee of the Company and none of our executive officers has served as a member of a compensation committee or director of any entity which has an executive officer serving as a member of our Compensation Committee or our Board of Directors.

Capital Planning Committee
The Capital Planning Committee assists the Board in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. The Capital Planning Committee is also responsible for overseeing compliance with regulations pertaining to capital structure and levels. This committee met three times during 2019.

Technology Committee
The Technology Committee assists the Board in discharging the Board’s responsibilities for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and to reasonable assure that adequate planning, resources and investment are dedicated to technology that helps to fulfill the Company’s overall strategic objectives. This committee met four times during 2019.

Director Qualifications and Experience
The following table identifies the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that each director nominee should serve as a director of the Company. The table identifies the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance and Risk Committee and the Board did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information previously provided. In addition to the information presented regarding each person’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders.

Director Qualifications and Experience Table

	Bresnahan	Denekas	Dufour	Flanagan	Longley	McCarthy	Page	Sawyer	Soderberg	Sterrs
Gender
Male	—	X	X	X	—	—	X	—	X	X
Female	X	—	—	—	X	X	—	X	—	—
Business Experience
General Business Acumen	X	X	X	X	X	X	X	X	X	X
Financial Services Industry Knowledge	X	—	X	X	X	—	X	X	X	X
Experience in Managing Growth	—	X	X	X	X	X	X	X	X	X
Experience in Organization Development	X	X	X	X	X	X	X	X	X	X
Executive Experience & Knowledge	X	X	X	X	X	X	X	X	X	X
Financial Service Experience	—	—	X	—	X	—	—	X	X	—
Audit, Compensation or Corporate Governance Experience	X	X	X	X	X	X	X	X	X	X
Regulatory Experience	—	—	X	—	X	—	—	X	X	X
Large Shareholder Relationship Experience	—	—	X	—	X	—	—	X	—	—
Well Connected to the Community	X	X	X	X	X	X	X	X	X	X
Professional Experience	X	X	X	X	X	X	X	X	X	X
Collegiality	X	X	X	X	X	X	X	X	X	X
Industry Experience
Accounting	—	X	X	—	X	—	—	X	X	X
Merchandising	—	—	—	X	—	X	—	—	X	—
Insurance	—	—	—	—	X	—	—	—	—	—
Technology & Cybersecurity	—	—	X	—	—	X	X	—	—	X
Asset Management	X	X	X	—	—	—	—	—	—	X
Community Relations	X	X	X	X	X	X	X	X	X	X
Law	—	X	—	—	X	—	—	—	—	—
Management	—	X	X	X	X	X	X	X	X	X

Board Evaluations
On a periodic basis, Board members complete a confidential survey provided through an outside firm which solicits feedback from our directors with respect to the effectiveness of the Board. All nominees who are members of the Board are peer evaluated and complete a self-evaluation which is reviewed by the Corporate Governance and Risk Committee when recommending a slate of candidates to be nominated by the full Board. Each year, each committee reviews their charter and evaluates performance to the specific committee charter requirements. This evaluation is reflected in the committee minutes that are reported to the Board.

Mandatory Director Retirement
The Company's Corporate Governance Guidelines require directors to offer to tender their retirement from the Board immediately upon reaching the age of 72. The Corporate Governance and Risk Committee evaluates the appropriateness of any such director's continued service on the Board and recommends to the Board whether to accept the director's resignation.

Director Stock Ownership Guidelines
The Company’s Corporate Governance Guidelines require directors to beneficially own shares of stock of the Company having a market value of $100,000 (“Qualifying Shares”). The Board may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to trading window requirements.

Anti-Hedging and Pledging Restriction Policy
The Company has adopted a policy that, among other things, prohibits any director or officer from engaging in any hedging transactions (which includes short sale transactions, purchases of Company Common Stock on margin, and buying or selling any puts, calls or other derivative transactions that have the effect of reducing the economic exposure to the shares of Common Stock). In addition, directors and officers are discouraged from pledging Company Common Stock as collateral for a loan, although exceptions to this pledging limitation may be granted for good cause.

Director Independence
The Board has determined that the following directors, constituting nine of the Company’s ten directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Denekas, Flanagan, Page, Soderberg and Sterrs; and Mses. Bresnahan, Longley, McCarthy and Sawyer. Our Board also has determined that each member of the Corporate Governance and Risk Committee, the Audit Committee, and the Compensation Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service ("IRS"), and applicable committee charters.

Director Compensation
The following table shows, for the year ended December 31, 2019, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2019:

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Option Awards	Changes in Nonqualified Deferred Compensation Earnings(3)	Total
Ann W. Bresnahan	$35,400	(4)	$21,501	$—	$—	$56,901
Craig N. Denekas	34,900		21,501	—	—	56,401
David C. Flanagan	43,850	(4)	21,501	—	—	65,351
S. Catherine Longley	41,575		21,501	—	—	63,076
Marie J. McCarthy	23,325	(4)	21,501	—	—	44,826
James H. Page	28,775		21,501	—	—	50,276
Robin A. Sawyer	28,275	(4)	21,501	—	—	49,776
Carl J. Soderberg	30,825	(4)	21,501	—	—	52,326
Lawrence J. Sterrs	72,925	(4)(5)	21,501	—	—	94,426

(1)
Includes fees for which the director has elected to receive shares of our Common Stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2019 was as follows: 806 shares for Mr. Denekas, 983 shares for Mr. Flanagan, 522 shares for Ms. McCarthy, 715 shares for Mr. Soderberg and 411 shares for Mr. Sterrs.

(2)
The amounts shown reflect the aggregate grant date fair value of restricted shares granted during 2019, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2019. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 17 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying valuation of equity awards. We maintain an Independent Directors' Equity Compensation Program, which is a sub-plan under the 2012 Equity and Incentive Plan. Under the Directors' Equity Compensation Program, the independent directors of the Company each receive restricted shares of Company stock on an annual basis of approximately $21,500, determined based on the closing share price of a share of Company stock on the date of issuance, which vest based on the terms set by the Compensation Committee annually. Each director received 481 shares of Company stock on May 1, 2019, based on the Company's closing price of $44.70 per share, which vested immediately. At December 31, 2019, none of our directors held any unvested stock or unexercised options.

(3)
We maintain a Directors Deferred Compensation Plan. Under this plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.

(4)	Includes committee fees received from the Bank.

(5)	Includes fees received as Chair of the Bank.

Director Retainer Fees, Meeting Fees and Equity Grants
Our directors who are also employees do not receive any compensation for serving as directors on our Board or as members of committees thereof. The Company uses cash retainers, per meeting fees and equity grants to attract and retain qualified candidates to serve on the Board. In the most recent director compensation analysis, the Compensation Committee, with the assistance of Meridian Compensation Partners, LLC ("Meridian"), an independent compensation consultant to the Compensation Committee, researched and analyzed director compensation comparing to the Company's peer group (the same group of banks used to assess executive pay discussed on page 26). Findings showed that the average compensation per director (including cash paid and equity awards) and total Board cost are slightly below the 50th percentile among the Company's peer group. The findings demonstrated that the Company's director compensation program is well-structured and serves to reward activity and leadership. The Company's mix of compensation elements generally aligns with the Company's peer group.

The following table outlines retainer fees, meeting fees and equity grants paid to directors of the Company and its subsidiaries for 2019:

Compensation Components	Annual Retainer		Meeting Fee	Annual Equity Grant
	Chair	Member
Camden National Corporation Board of Directors	$25,000	$10,000	$1,000	$21,500
Camden National Bank Board of Directors
Directors of Bank only	—	7,500	600	15,000
Directors of both the Company and Bank	15,000	—	—	—
Audit Committee	10,000	—	825	—
Compensation Committee	7,500	—	825	—
Other Committees including: (i) Capital Planning; (ii) Corporate Governance and Risk; (iii) Technology; and (iv) Camden National Bank Committees	—	—	500	—

Directors Deferred Compensation Plan
The Company maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Related Party Transactions
The Board has adopted a written Related Party Transactions Policy in 2019 and uses a centralized process under the EVP of Risk Management’s responsibility to review, monitor and report transactions with related parties. The Related Party Transactions Policy sets forth our policies and procedures for reviewing and approving any transaction with related persons (which include directors, director nominees, executive officers, shareholders holding 5% or more of our voting securities, or any immediate family member or affiliated entity of the foregoing). Our policies and procedures cover, among others, any transaction in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our Company is a participant, and a related person has or will have a direct or indirect material interest (each, a “Related Party Transaction”). Under these policies and procedures, all proposed Related Party Transactions will be submitted by the EVP of

Risk Management to the Corporate Governance and Risk Committee or its Chair for approval. Any Related Party Transaction approved by the Chair of the Corporate Governance and Risk Committee must be reported at the next meeting of the Corporate Governance and Risk Committee or the Board. The Corporate Governance and Risk Committee will approve only those Related Party Transactions that it determines in good faith are consistent with the best interests of the Company and its shareholders. If a Related Party Transaction was entered into without being submitted for prior approval, the Governance and Risk Committee would take appropriate action, including, but not limited to, rescission of the Related Party Transaction.

During 2019, there were no Related Party Transactions, other than the financial transactions described below. There were no Related Party Transactions entered into in 2019 for which our policies and procedures were not followed, or that were not required to be reviewed, approved or ratified under our policies and procedures.

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2019, the outstanding loans, including unused commitments, by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $11.6 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, SOX permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

EXECUTIVE OFFICER INFORMATION

Identification of Named Executive Officers
For 2019, our "named executive officers," as defined in Item 402 of Regulation S-K were:

Name	Position with Company or Bank	Age
Gregory A. Dufour	President and Chief Executive Officer	59
Deborah A. Jordan, CPA(1)	Executive Vice President, Chief Operating Officer and Chief Financial Officer	54
Joanne T. Campbell	Executive Vice President, Risk Management	57
Timothy P. Nightingale	Executive Vice President, Senior Loan Officer	62
Patricia A. Rose	Executive Vice President, Retail and Mortgage Banking	56

(1)
On October 23, 2019, Ms. Jordan notified the Company of her intention to retire in late April 2020. It is anticipated that until her retirement Ms. Jordan will remain in her role with the Company and will assist in the transition of her duties and other financial and operational matters.

Refer to the Company's December 31, 2019 Report on Form 10-K, Part I, Item 1. Business — Information about our Executive Officers for additional information on the Company's named executive officers.

All of the named executive officers will hold office at the discretion of the Board. There are no arrangements or understandings between any of the Company's executive officers or any other persons pursuant to which any executive officer has been selected as an executive officer. There are no “family relationships” between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, as the SEC defines that term.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2019 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2019. Respectfully submitted by the members of the Board Compensation Committee:

David C. Flanagan, Chairman
James H. Page, Ph.D.
Robin A. Sawyer
Lawrence J. Sterrs

Compensation Discussion and Analysis

Overview
The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to executives is fair, reasonable, competitive, performance-based and aligns with shareholder interests. The Compensation Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure that drives long-term shareholder value. Addressed in the discussion are the compensation determinations for the Company’s named executive officers listed in the above table and the rationale for those determinations. Beginning on page 36 are compensation tables for the named executive officers that provide more detailed information.

Executive Summary
The Company achieved several financial, strategic, community and shareholder related objectives in 2019, which included:

•	Strong financial performance:

◦	Record net income of $57.2 million and diluted EPS of $3.69 per share for 2019, representing an increase of 8% and 9% over 2018, respectively.

◦	Solid financial returns, as demonstrated by a return on average equity of 12.44%, and return on average assets of 1.30% for 2019 compared to 12.92% and 1.28%, respectively, for 2018.

◦	Strong organic growth with the average loan portfolio up 8% and average deposits increasing 14% in 2019.

◦	Superior asset quality with net charge-offs of 0.08% of average loans for 2019 and a non-performing assets to total assets ratio of 0.25% at December 31, 2019.

•	Awards and recognitions during the year:

•	Key financial metrics for 2019 include:

◦	Announced 10% dividend increase in December 2019.

◦	Initiated share repurchase program resulting in 488,052 common shares repurchased.

◦	Total shareholder return of 31.78% for the year.

◦	Book value per share increased 12% over last year to $31.26 at December 31, 2019.

◦	Total risk-based capital ratio reached 14.44% at December 31, 2019, well in excess of regulatory requirements.

Role of Shareholder Say-on-Pay Votes
The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (“Say-on-Pay”). At the Annual Meeting of Shareholders held on April 30, 2019, 96% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. As we evaluated our compensation practices throughout 2019, we were mindful of the strong support that our shareholders expressed for our philosophy of linking compensation to performance and the interests of the Company’s shareholders. As a result, the Compensation Committee continued to apply the same principles and philosophy that it has used in previous years in determining executive compensation and will continue to consider shareholder feedback in the future.

Compensation Best Practices and Sound Governance
Our compensation programs incorporate best practices, including the following:

What We Do
✓	Ensure pay for performance alignment
✓	Utilize an independent compensation consultant
✓	Benchmark our practices to ensure executive compensation remains consistent with the market (every other year)
✓	Subject short-term and long-term incentive payments to caps
✓	Instituted a Management Incentive Oversight Committee to oversee, monitor and assess the risks of all active executive and employee incentive compensation plans
✓	Perform an annual incentive compensation risk assessment
✓	Maintain stock ownership guidelines
✓	Require that change-in-control agreements contain a double trigger (excludes grandfathered Supplemental Executive Retirement Plan ("SERP"))
✓	Maintain a claw-back policy
✓	Maintain a pledging and hedging restriction policy

What We Don't Do
✗	Provide excise tax gross-up on change-in-control payments (agreements for net-better cutback)
✗	Allow current payment of dividends on unearned performance shares
✗	Allow executive officers to engage in hedging transactions
✗	Maintain employment contracts

Compensation Philosophy and Objectives
The Company’s compensation philosophy is to attract and retain highly qualified executives by providing a mix of salary and incentives that appropriately motivate executives while also maximizing shareholder value. This is achieved by establishing meaningful performance goals that discourage risk related behaviors, and ensuring executives have comprehensive knowledge of the total compensation package. The executive compensation programs have been designed to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;

•	Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;

•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;

•	Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of the Company’s performance, local and regional job market availability for each position, economic conditions in New England, and the Company’s short- and long-term business plans. Moreover, the Compensation Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Compensation Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee
The duties and responsibilities of the Compensation Committee include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s executive officers. In 2019, the Compensation Committee was composed of four independent directors: Messrs. Flanagan (Chair), Page, and Sterrs and Ms. Sawyer.

The Compensation Committee assists the Board in discharging the Board’s responsibilities related to compensation of directors and executive officers, and oversees the Company’s total compensation, benefits and rewards programs. The Compensation Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement. The Compensation Committee makes compensation decisions for the Company’s named executive officers, including the establishment of frameworks for how executives will be compensated, and approves equity awards at the executive and non-executive levels. The Compensation Committee receives recommendations concerning these matters from the CEO for executive officers and all other employees, other than the CEO. For non-executive officers, the CEO is responsible for establishing the framework, including salary adjustments and annual equity and non-equity incentive plan award amounts, for how these individuals will be compensated. In addition, decisions regarding non-equity compensation for non-executive officers are made by the CEO in conjunction with members of executive management. These decisions are ultimately presented to the Compensation Committee for review. As is the case with the executive officers, the Compensation Committee can exercise its discretion in modifying recommended adjustments or awards for these individuals.

Compensation Committee Activity and Key Initiatives
The Compensation Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position in the marketplace and to meet its goal of attracting, motivating, and retaining key executives. The Compensation Committee engages an independent compensation consultant (described below) to provide guidance to the Compensation Committee in several critical areas, such as the impact of regulation on compensation and incentive practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, education, and trends and changes.

The Compensation Committee met seven times in 2019 and completed the following initiatives:

•
Review of Executive Incentive Plan (“EIP”) — The Compensation Committee approved the EIP participants, performance metrics, goals and payout targets for 2019. In January 2020, the Compensation Committee reviewed performance for executives against Company-wide performance measures set for 2019, and recommended to the Board that it approve an award under the 2019 EIP to each executive officer at 140% of target payout. Refer to "Annual Executive Incentive Plan" on page 29.

•	Review and Approval of Long-Term Incentive Plans ("LTIP") — The Compensation Committee reviewed and approved:

◦	The 2016 – 2018 LTIP performance level and payout at 126% of target in 2019. Performance shares issued in 2019 under the plan are included in the "Option Exercises and Stock Vested Table" on page 42.

◦
The 2017 – 2019 LTIP performance level and payout at 122% of target approved in 2020. Performance shares under the plan are included in the "Outstanding Equity Awards at Fiscal Year-End" on page 40. Refer to "Long-Term Incentive Plan" on page 31 for further details.

◦
The 2019 – 2021 LTIP including target awards and key metrics in 2019. Performance shares under the plan are included in the "Outstanding Equity Awards at Fiscal Year-End" on page 40. Refer to "Long-Term Incentive Plan" on page 31 for further details.

•
Review of Non-Executive Incentive Payouts and Restricted Stock Grants — The Compensation Committee reviewed management’s recommendation and approved non-executive incentive plan payouts. In 2019, the Compensation Committee recommended, and the Board subsequently approved, granting restricted stock to high performers at the vice president and senior vice president levels. Restricted stock is granted to motivate and retain top performers by providing stock ownership without purchase requirements. Additionally, in 2019, restricted stock and restricted stock units were granted to certain individuals at the vice president and senior vice president level at the time of hire.

•
Approval of Proxy Peer Group — The Compensation Committee engaged Meridian to assist with updating the Company's proxy peer group as the basis for determining and maintaining competitive compensation practices for 2020.

•
Review of Executive Compensation — The Compensation Committee engaged Meridian to conduct an analysis of existing executive compensation programs as they compare with a updated proxy peer group and external market data. The goal of this review was to ensure the compensation at the Company remains competitive for retention and recruiting purposes and to provide insight for 2020 compensation decisions. Refer to "Benchmarking Compensation" on page 26 for updated peer group.

•
Review of the Independent Director Compensation Program — The Compensation Committee engaged Meridian to conduct an analysis of director compensation as it compares to the Company's updated proxy peer group to provide insight for 2020 director compensation decisions.

•	Incentive Risk Review — The Compensation Committee reviewed the incentive risk assessment conducted by management and ensured programs reinforce sound risk management practices.

•	Director Education on Executive Compensation — Meridian facilitated an educational session for directors on "Executive Compensation Trends and Regulatory Update."

•	Review of the Compensation Committee Charter — The Compensation Committee conducted its annual review of its charter, and this was amended on October 20, 2019, with no significant changes.

•
Executive Deferred Compensation Plan ("EDCP") — The Compensation Committee approved a supplemental company contribution to active participants in the EDCP. Refer to "Nonqualified Deferred Compensation Table (EDCP)" on page 43 for further details.

•	Review of Executive Stock Ownership Requirements — The Compensation Committee reviewed the current ownership requirements as well as the status of named executive officers meeting those requirements.

•
Discretionary Profit Sharing Contribution — The Compensation Committee approved a performance matrix for the 2020 profit sharing contribution based upon reported income before taxes compared to budget with a contribution range of 0% to 3.0% of employee eligible compensation.

Role of Executives
The Company’s management provides information and input as requested by the Compensation Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Compensation Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In 2019, Heather D. Robinson, Senior Vice President, Chief Human Resource Officer served as management’s liaison to the Compensation Committee. Ms. Robinson assisted in the administration of executive compensation programs, prepared Compensation Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Compensation Committee, and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Compensation Committee. The COO and CFO of the Company, Deborah A. Jordan provided the Compensation Committee with a periodic update of the Company’s financial performance measures under the short- and long-term incentive programs. The President and CEO of the Company, Gregory A. Dufour, attended portions of certain meetings at the invitation of the Compensation Committee’s Chair, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Compensation Committee meetings in which his own compensation was discussed or voted on.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Compensation Committee periodically meets in executive session without management present.

Role of Consultants and Advisors
The Compensation Committee utilizes the services of various consultants and advisors when deemed appropriate. The Compensation Committee engaged the consulting services of Meridian Compensation Partners, LLC ("Meridian") to provide independent advice and counsel related to executive and board compensation. The Compensation Committee has also used the services of several law firms to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

The Compensation Committee considered the independence of Meridian and its outside legal advisors in light of SEC and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers. The Compensation Committee has on file letters of independence from Meridian and its outside legal advisors addressing the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of total revenue; (3) policies or procedures maintained by the advisers that are designed to prevent a conflict of interest; (4) any business or personal relationships between the advisers and a member of the Compensation Committee; (5) any Company stock owned by the advisers; and (6) any business or personal relationships between our executive officers and the advisers. The Compensation

Committee discussed these considerations and concluded that the work performed by Meridian and the advisers involved in the engagements did not raise any conflict of interest.

Incentive Risk Review
In 2019, a Management Incentive Oversight Committee was created to oversee, monitor and assess the risks of all active executive and employee incentive compensation plans. The incentive plans were evaluated to ensure risk management processes, risk mitigation practices and the internal control structure are in place to maintain the Company’s risk profile within acceptable limits and to ensure that employees are not incentivized to take excessive risk positions. Based upon the review of the triggers that drive awards, the business planning and budgeting processes, the internal controls which support the accurate reporting of actual results, and the risk management processes and mitigating features that ensure that management operates within established risk tolerance guidelines, it was determined that the Company’s incentive plans do not lead to excessive risk taking pursuant to industry standards.

Benchmarking Compensation
The Compensation Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, at least every two years, the Compensation Committee engages the compensation consultant to conduct market competitive reviews, which, generally, include an assessment of compensation compared to market (e.g., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (e.g., base salary, annual and long-term incentive targets), and a high level assessment of performance relative to peers. The Compensation Committee uses this information to determine appropriate salary and incentives levels for executive officers and directors.

The competitive review was conducted in 2017 for reference with 2018 and 2019 pay decisions. This peer group was selected in June 2017 and included financial institutions of generally similar asset size and regional location. At that time, the Company was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $1.8 billion to $9.6 billion (approximately one-half to two and half times the size of the Company). All banks were publicly-traded financial institutions located in New England or Upstate New York. The peer group used in the report presented for consideration of 2019 compensation decisions consisted of the following institutions:

Arrow Financial Corporation	Enterprise Bancorp, Inc.	NBT Bancorp, Inc.
Bar Harbor Bankshares	Financial Institutions, Inc.	Tompkins Financial Corporation
Berkshire Hills Bancorp, Inc.	First Bancorp, Inc.	TrustCo Bank Corp NY
Boston Private Financial Holdings, Inc.	First Connecticut Bancorp, Inc.	United Financial Bancorp, Inc.
Brookline Bancorp, Inc.	Hingham Institution for Savings	Washington Trust Bancorp, Inc.
BSB Bancorp, Inc.	Independent Bank Corp.	Western New England Bancorp, Inc.
Century Bancorp, Inc.	Meridian Bancorp, Inc.

In July 2019, the Compensation Committee defined the Company’s 2020 peer group based upon advice and assistance received from outside compensation consultant Meridian. Based on Meridian's recommendations, peers were selected from publicly traded banks who satisfied the following criteria: (1) Geographic Criteria: banks and thrifts headquartered in New England, New York, New Jersey and Pennsylvania excluding New York Metrobanks; and, (2) Total Asset Size Criteria: banks and thrifts with total asset size as of March 31, 2019 ranging from $2.1 billion to $9.0 billion. At that time, the Company was positioned approximately at the median of the peer group in terms of total assets. The Compensation Committee will utilize the following peer group in evaluating 2020 compensation decisions:

Arrow Financial Corporation	Financial Institutions, Inc.	TrustCo Bank Corp NY
Bar Harbor Bankshares	Independent Bank Corp.	United Financial Bancorp, Inc.
Bryn Mawr Bank Corporation	Meridian Bancorp, Inc.	Univest Financial Corporation
Brookline Bancorp, Inc.	Peoples Financial Services Corp	Washington Trust Bancorp, Inc.
Cambridge Bancorp	Republic First Bancorp, Inc.	Western New England Bancorp, Inc.
CNB Financial Corporation	S&T Bancorp, Inc.
Enterprise Bancorp, Inc.	Tompkins Financial Corporation

The Compensation Committee’s competitive pay objective for executive compensation is to target pay at the market median with actual pay varying to reflect Company and individual performance. The Compensation Committee believes targeting market median is necessary to continue to attract and retain the executive talent needed to fulfill the Company’s strategic objectives since it represents compensation levels that are more equivalent to our markets and competitors.

2019 Compensation Program Components
In 2019, the compensation for the named executive officers was comprised of the following elements:

Element	Description	Primary Objectives
Base Salary	Fixed cash payment reflecting the executive’s responsibilities, performance and expertise.	• Foundational element of compensation that reflects role • Recruit and retain executives
Annual Executive Incentive Plan (“EIP”)
Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year. 20% of the cash incentive may be applied to the Management Stock Purchase Plan.
• Encourage and reward individual and overall Company performance relative to current plans and objectives.
Long-Term Incentive Plan ("LTIP")
Executives are awarded 50% as performance shares and 50% as time-based restricted stock. The performance shares are granted with the opportunity to earn from 0% to 200% of the target award performance level contingent upon the Company’s achievement of performance objectives over a three-year performance period. The restricted shares vest one-third per year over three years.
• Align the interests of executives with shareholders • Provide retention • Promote achievement of long-term financial and strategic objectives
Management Stock Purchase Plan (“MSPP”)	Executives and officers at the level of vice president and above have the option to receive restricted shares in lieu of a portion of annual incentive at a discount. Shares cliff-vest after two years.	• Promote stock ownership • Align the interests of executives with shareholders • Provide retention
Retirement and Other Benefits	Qualified and non-qualified deferred compensation plans, defined contribution retirement plans, supplemental executive retirement plans (grandfathered plan) and other benefits.	• Provide retention • Maintain competitiveness • Financial security
Change in Control Agreements	Severance benefits in the event of a termination of employment in connection with a change in control.	• Provide retention • Maintain competitiveness

Emphasis on "At Risk"/Performance-Based Pay
For 2019, 44% of our CEO’s total target compensation and 34% of our other executive officers' total target compensation (i.e., base salary, annual target short-term incentives and target long-term incentives) was “at risk” compensation directly contingent on performance and stock price. This pay mix is consistent with our peer group. Actual annual bonuses and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to shareholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should be a significant portion of their pay mix. Our 2019 compensation reflects this philosophy. The following charts illustrate the 2019 pay mix for our CEO and the average of our executive vice presidents at target performance level:

Base Salaries
Base salaries are an essential foundational component of our total compensation program that allows us to recruit and retain talented executives. Base salaries are set at a level that is competitive and appropriate for our market. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis.

2019 Base Salary of the CEO — The CEO's base salary is reviewed annually by the Compensation Committee in light of (1) overall Company performance; (2) individual performance against written goals and objectives; and (3) a comparison to the median base salaries of CEOs in other similar companies of comparable size and performance characteristics prepared by the Company's independent compensation consultant. Effective March 3, 2019, Mr. Dufour’s base salary was increased from $600,000 to $619,500, a 3.25% increase.

2019 Base Salaries of Other Named Executive Officers — All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Compensation Committee by the CEO. The 2019 salary increases ranged from 2.50% to 4.17%, effective March 3, 2019, based on (1) overall Company performance; (2) each executive officer's performance against written goals and objectives; (3) increase in areas of responsibility; and (4) a comparison to the median base salaries of comparable executive officers in other companies of similar size and performance characteristics to meet the 50th percentile of market.

2020 Base Salary Changes — Base salary increases made in 2020 are based on a similar assessment by the Compensation Committee utilizing the new 2020 peer group. Increases effective March 1, 2020 are summarized below and are in line with our goal to target median market base salaries and recognize strong performance.

Name	Position	Base Salary Effective 3/3/19	2019 Base Salary Increase	Base Salary Effective 3/1/20	2020 Base Salary Increase
Gregory A. Dufour	President & CEO	$619,500	3.25%	$619,500	—%	(1)
Deborah A. Jordan	EVP, COO & CFO	384,090	3.25%	395,613	3.00%
Joanne T. Campbell	EVP, Risk Management	250,017	3.31%	257,517	3.00%
Timothy P. Nightingale	EVP, Senior Loan Officer	307,500	2.50%	316,725	3.00%
Patricia A. Rose	EVP, Retail & Mortgage Banking	250,008	4.17%	260,009	4.00%

(1)
The Compensation Committee determined to increase the CEO's base salary by $26,329, or 4.25% effective March 1, 2020. Mr. Dufour declined the base salary increase, citing the challenges to the financial services industry during the first quarter of 2020 due to the impact of the coronavirus on the economy and the historically low interest rate environment.

Annual Executive Incentive Plan ("EIP")
The EIP is intended to motivate executives to reach or exceed the annual fiscal targets set in the Company's strategic and operating plans, as well as to achieve individual performance goals. The named executive officers, as well as others selected by the Compensation Committee and approved by the Board, were eligible to participate in the EIP in 2019. The EIP has been a successful program in motivating and rewarding achievement of short-term goals and has proven to be an effective recruitment and retention tool for top executives.

The annual EIP for the named executive officers, and other selected members of management, is tied specifically to the achievement of the Company’s annual budget goal as defined as net income before taxes (“NIBT”). The annual budget is approved by the Board. In establishing the annual budget goals for the year, factors considered include: the Company’s strategic initiatives; the current operating environment (i.e. economic, interest rate, regulatory and local); and key financial ratios (i.e. return on assets, return on equity, earnings growth, asset quality and capital ratios) which are reviewed against the prior year's performance, peer group and shareholder expectations.

Each named executive officer has a target incentive opportunity (defined as a percentage of base earnings) based on his or her role and the impact of the position on overall Company results. The targeted percentages and range of payouts based on performance are reviewed annually by the Compensation Committee and may be adjusted to reflect market practice or changes in role. The following table represents each named executive officer's 2019 annual incentive opportunity based on actual NIBT as compared to budgeted NIBT:

	2019 EIP Opportunity
	Incentive Opportunity as % of Base Earnings
NIBT Performance Level	Gregory Dufour, President & CEO	Deborah Jordan, COO & CFO	All Other Named Executive Officers
Below 96%	—%	—%	—%
96% - Threshold Level	8.0%	7.0%	6.0%
97%	16.0%	14.0%	12.0%
98%	24.0%	21.0%	18.0%
99%	32.0%	28.0%	24.0%
100% - Target Level	40.0%	35.0%	30.0%
101%	44.0%	38.5%	33.0%
102%	48.0%	42.0%	36.0%
103%	52.0%	45.5%	39.0%
104%	56.0%	49.0%	42.0%
105%	60.0%	52.5%	45.0%
106%	64.0%	56.0%	48.0%
107%	68.0%	59.5%	51.0%
108%	72.0%	63.0%	54.0%
109%	76.0%	66.5%	57.0%
110% - Maximum Level	80.0%	70.0%	60.0%

Each participant's funded incentive payout is calculated based on the Company's NIBT as compared to budget. The Company payout reflects the maximum award any participant can receive. The Compensation Committee then considers individual strategic and other financial achievements and can adjust payouts downward. The Compensation Committee approves all payouts under the EIP and reports the same to the Board.

During 2019, there were 11 participants in the EIP, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, take place quarterly between each executive and his or her manager, and between the CEO and the Board. Communication at these regular intervals ensures that executives are aware of the Company's and their current levels of performance and are motivated to meet or exceed established goals.

2019 EIP Performance Awards — Actual NIBT of $71.6 million was 4% above budgeted NIBT of $68.7 million for the year ended December 31, 2019. This resulted in a NIBT performance level of 104% and a funded award of up to 140% of each executives' target opportunity. The Compensation Committee then considered the strategic and financial achievements described in the "Executive Summary" on page 21, as well as each individual's performance in determining the resulting payout (i.e. negative adjustment only). Based upon Company and individual performance, the Compensation Committee approved the payout for each named executive under the 2019 EIP ranging from 134% to 140% of target. In February 2020, the Board accepted the recommendation of the Compensation Committee to award incentives under the EIP to executive officers in the amounts set forth below:

2019 EIP Performance Award		Incentive Opportunity as % of Base Earnings		2019 Incentive
Name	Position	Target(1)	140% Payout(2)	Actual Payout	EIP Payment(3)
Gregory A. Dufour	President & CEO	40%	56%	56%	$344,800
Deborah A. Jordan	EVP, COO & CFO	35%	49%	49%	187,000
Joanne T. Campbell	EVP, Risk Management	30%	42%	40%	100,000
Timothy P. Nightingale	EVP, Senior Loan Officer	30%	42%	42%	128,500
Patricia A. Rose	EVP, Retail & Mortgage Banking	30%	42%	41%	101,000

(1)	Incentive opportunity for 2019 can range from 0% to 200% of target depending on Company and individual performance.

(2)	Represents the incentive payout based upon the Company's 2019 actual NIBT, which exceeded budget by 4%, and resulted in a 140% payout opportunity level for each named executive officer.

(3)	The EIP payment is calculated using actual earned salary for 2019. Up to 20% of each payment may be applied to purchase shares under the MSPP.

Management Stock Purchase Plan ("MSPP") — The MSPP, which is a sub-plan of the 2012 Equity and Incentive Plan, is available to employees at the level of vice president and above. This equity incentive compensation plan is designed to provide an opportunity for participants to receive restricted shares of our Common Stock in lieu of a portion of their annual cash incentive payments and to align employee and shareholder interests. Participants may elect to participate on a voluntary basis at either 10% or 20% of their annual cash bonus. The CEO and other named executive officers are required under this plan to participate at the 20% level until their individual stock ownership guideline has been met, then participation is voluntary. Restricted shares are granted at a 25% discount to the fair market value of the stock on the date of the grant, and cliff-vest two years after the grant date if the participant remains employed at the Company for such period. Shares under the MSPP vest immediately provided the participant is age 65 with 5 years of service with the Company. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she forfeits the unvested shares and is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On March 14, 2019, the following named executive officers applied up to 20% of his or her bonus under the 2018 EIP to purchase shares, resulting in a total of 3,197 shares purchased under the MSPP at a price of $32.73 per share (a discount of $10.91 per share).

		2019 MSPP Stock Awards (for 2018 EIP)
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	1,607	2 Years
Deborah A. Jordan	EVP, COO & CFO	867	2 Years
Joanne T. Campbell	EVP, Risk Management	241	2 Years
Patricia A. Rose	EVP, Retail & Mortgage Banking	482	2 Years

Long-Term Incentive Plan ("LTIP")
Awards made under the LTIP are used to achieve multiple goals: (1) rewarding performance of predefined three-year performance goals, (2) aligning executive incentive compensation with increases in shareholder value; and (3) using equity compensation with multi-year vesting schedules to retain key employees. During 2019, there were 6 participants in the LTIP, which includes the named executive officers.

The target award level for each named executive officer is established based upon the executive officer’s level of responsibility in the Company and market data provided by the independent consultant. At the time of grant, the Compensation Committee sets the award amount for each participant at a level to provide competitive long-term compensation. Half (50%) of the target award is issued as performance shares, with cliff-vesting at the end of the three-year period based upon performance, while the other half (50%) of the target award is issued as time-based restricted stock vesting pro rata over the three-year period.

2019 – 2021 LTIP Design and Awards — The 2019 – 2021 LTIP consists of a combination of time-based equity awards in the form of restricted stock awards (50%) and performance-based equity awards in the form of performance shares (50%). This is designed to meet the Company's objectives to reward executives for driving long-term performance, align executives with shareholder interests and bolster retention of high performing executives.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the three-year period, determined based on competitive market for each role. Restricted stock awards vest one-third each year over a three-year vesting period. Performance-based equity awards (performance shares) cliff-vest at the end of each three-year performance period, if the predefined performance measures are met. Participants receive an award in accordance with the performance level achieved, paid in Company shares. If a minimum level of performance is not achieved, the performance-based grants are forfeited.

The grants awarded in 2019 for the 2019 – 2021 LTIP are summarized in the following table and reported in our “Grants of Plan-Based Awards" on page 38:

2019 – 2021 LTIP Grant
Name	Position	Grant as % of Salary	Total Value	Time-Based Shares Value(1)(2)	Performance-Based Shares Value(3)
Gregory A. Dufour	President & CEO	40%	$247,784	$123,892	$123,892
Deborah A. Jordan	EVP, COO & CFO	30%	115,228	57,614	57,614
Joanne T. Campbell	EVP, Risk Management	25%	62,540	31,270	31,270
Timothy P. Nightingale	EVP, Senior Loan Officer	25%	76,878	38,439	38,439
Patricia A. Rose	EVP, Retail & Mortgage Banking	25%	62,540	31,270	31,270

(1)
The values reported reflect the aggregate grant date fair value of the stock award, as determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 of the Company’s consolidated financial statements for the year ended December 31, 2019.

(2)
The restricted stock awards vest over a three-year period. The restricted stock issued to the named executive officers on April 30, 2019 amounted to: 2,817 shares for Mr. Dufour; 1,310 shares for Ms. Jordan; 711 shares for Ms. Campbell; 874 shares for Mr. Nightingale; and 711 shares for Ms. Rose. The number of shares granted was determined by taking the total value and dividing by the April 30, 2019 closing share price of $43.98.

(3)
The performance shares are tied to performance goals (see below) set at the beginning of the three-year performance period. The actual shares earned at the end of the three-year period will range from 0% to 200% of the target depending upon the Company's actual performance against the three-year performance metrics. The value presented assumes achievement of target.

The Compensation Committee selected two financial metrics that reflect long-term shareholder value: Diluted Earnings per Share (“EPS”) and Return on Average Equity (“ROAE”), each weighted equally. Diluted EPS will be evaluated relative to the predefined internal goals and the Return on Average Equity will be evaluated relative to an Industry Index.

•	Performance of EPS will be measured based on the cumulative EPS over the three year performance period as reported in the financial statements against predefined internal goals.

•
ROAE is defined as net income as a percentage of average equity as reported in the financial statements. ROAE performance is measured by the percentile rank of 3-year average ROAE relative to an Industry Index (SNL Small Cap U.S. Bank Index, NYSE, NYSE MKT and NASDAQ traded commercial banks with assets between $2 billion and $10 billion as of December 31, 2018). Target performance requires performance at the 65th percentile; threshold payout (50%) requires performance at the 55th percentile and stretch payout (200% of target) requires performance at or above the 85th percentile.

The Compensation Committee set performance metrics for the 2019 – 2021 LTIP that focused on financial ratios and measures that were meaningful to shareholders. The performance metrics selected were based upon review of performance metrics used by banks in the Company’s proxy peer group. In addition, the LTIP performance measures are subject to adjustment in the event of a merger or acquisition.

2017 – 2019 Plan Performance Share Results — The table below shows the performance metrics used by the Compensation Committee at the end of 2019 to determine the awards for the 2017 – 2019 performance period. In order to receive awards, the performance trigger must be met. Once the performance trigger is met, the actual award is based on two performance metrics, weighted equally, as shown below. For the 2017 – 2019 performance period, the performance trigger was achieved and the payouts related to return on average tangible common equity ("ROATCE") and diluted EPS both exceeded our target level, resulting in an aggregate payout of 122% as summarized in the table below:

	Weighting	Threshold Level	Target Level	Superior Level	Actual End of Year 3	% of Target
Performance Trigger
Adjusted NPA(1)		Less than 1.75%	Less than 1.75%	Less than 1.75%	0.19%	Achieved
Adjusted Performance Metrics(2)
ROATCE(3)	50%	14.71%	15.88%	17.65%	15.99%	106%
Diluted EPS	50%	$3.53	$3.61	$3.82	$3.69	138%
Performance Level
Expected payout as a % of target incentive						122%
Recorded compensation expense						$340,439

(1)	Adjusted to exclude performing restructured loans.

(2)
Adjusted the original Threshold, Target and Superior Level performance metrics to reflect the impact of a lower income tax rate (currently 20% effective income tax rate compared to 32% rate in original performance metrics).

(3)
This is a non-GAAP measure. Refer to “Non-GAAP Financial Measures and Reconciliation to GAAP” in the Company’s 2019 Annual Report on Form 10-K for a reconciliation of GAAP to non-GAAP financial measures.

Performance Shares Vested under 2017 – 2019 LTIP to the Named Executive Officers
Name	Position	2017 – 2019 Plan at 122% of Target(1)
Gregory A. Dufour	President & CEO	3,246
Deborah A. Jordan	EVP, COO & CFO	1,473
Joanne T. Campbell	EVP, Risk Management	797
Timothy P. Nightingale	EVP, Senior Loan Officer	919
Patricia A. Rose	EVP, Retail & Mortgage Banking	647

(1)	Represents the shares vested under the 2017 – 2019 Plan, which the Board approved in February 2020.

Retirement and Other Benefits
We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes safe harbor matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (at the discretion of the Board). For 2019, the profit sharing contribution was 3% of an employee’s eligible compensation, up to applicable IRS limits. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated six-year vesting schedule and once a participant has six years of service, contributions are 100% vested.

Executive Deferred Compensation Plan ("EDCP") — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan, under which certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP allows for employer discretionary and/or supplemental contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, beyond the IRS limitations on annual compensation under qualified plans. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2019, four named executive officers elected to defer amounts under the EDCP. The Company provided a supplemental contribution earned in 2019 (paid in 2020) of $19,003 for Mr. Dufour, $9,473 for Ms. Jordan, $1,623 for Ms. Campbell and $7,688 for Mr. Nightingale. Refer to page 43 for further details.
Retiree Medical — Full time employees qualify if they will be age 55 or older at time of retirement, have at least 20 years of service at time of retirement, and either reached age 50 or attained 15 years of service on or before December 31, 2013. Mr. Dufour, Ms. Campbell and Mr. Nightingale will be eligible for retiree medical if they have at least 20 years of service at time of retirement.

Supplemental Executive Retirement Plan ("SERP") and Defined Contribution Retirement Plan ("DCRP") — The Compensation Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure that the named executive officers are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan, the EDCP and the performance of these programs. It may be augmented with participation in the SERP and/or participation in the DCRP as described below. Effective January 1, 2008, the DCRP replaced the SERP for new executives.

We provided nonqualified, noncontributory, defined-benefit SERPs for certain highly compensated officers prior to 2008. Mr. Dufour and Ms. Campbell are the only active employees that have SERP agreements. The SERP was designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. The SERPs are designed to provide participants replacement income at retirement of 65% to 75% of their final average compensation. Page 42 provides detailed discussion of the SERP benefits provided to named executive officers.

The DCRP is an unfunded deferred compensation plan. Mses. Jordan and Rose and Mr. Nightingale are participants in the DCRP. Annually, on or about March 15th, an amount equal to 10% of each participant’s annual base salary and cash incentives for the prior year are “credited” to an account administered by the Company in “Deferred Stock Units” based on the price of Company stock on the day of the award. For each participant, vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the vested portion of the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. The DCRP provides participants the option to receive a lump sum stock distribution or to receive annual stock distributions in installments of either 5, 10, or 15 years.

Other Compensation and Benefits
The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Change in Control Agreements
The Company does not currently have any employment agreements with its named executive officers. The Company has entered into change in control ("CIC") agreements with each named executive officer.

Additional details regarding the CIC agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the named executive officers under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control” on page 46.

Stock Practice and Policy
Stock Ownership Guidelines — The Company has established stock ownership guidelines for the named executive officers, and stock must be owned outright to count toward meeting this requirement. Mr. Dufour has met the requirement that he own four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions, other named executive officers must own one times their applicable initial base salary in Company stock after five years, and two times their applicable initial base salary after ten years.

The following table shows the named executive officer's stock ownership relative to the guidelines as of December 31, 2019:

Name	Guideline (Multiple of Salary)	Status
Gregory A. Dufour	4 times January 2009 Base Salary	Meets Requirement
Deborah A. Jordan	2 times October 2008 Base Salary	Meets Requirement
Joanne T. Campbell	2 times January 2008 Base Salary	Meets Requirement
Timothy P. Nightingale	2 times January 2009 Base Salary	Meets Requirement
Patricia A. Rose	1 times September 2017 Base Salary by October 2022 and 2 times Base Salary by September 2027	Does Not Meet Requirement - New to Company in 2017

Timing of Equity Grants — Equity awards, such as stock options and restricted stock, are granted under the 2012 Equity and Incentive Plan, the MSPP, the LTIP, and the DCRP. The Company traditionally has granted restricted stock in the first quarter of each fiscal year to reward performance for the prior year. Equity grants under the LTIP occur annually in the first quarter of a fiscal year dependent on the results of the individual three-year plan performance metrics and target level achieved. Participants in the DCRP have an account administered by the Company that is credited with “Deferred Stock Units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the MSPP annually to purchase company stock at a reduced rate. Under the MSPP, the stock is granted as restricted stock and individuals may elect to use 10% or 20% of bonus dollars to purchase Company stock that vests over a two year period. The CEO and other named executive officers are required under this plan to participate at the 20% level until their individual stock ownership guideline has been met, then participation is voluntary.

Claw-back Policy — If the Company is required to prepare an accounting restatement due to material noncompliance with reporting requirements, the Compensation Committee may recover from any current or former executive officer who was paid during the three years preceding to the extent the compensation exceeds the compensation that would have been paid based on the restated financial statements.

Anti-Hedging and Pledging Restriction Policy — The Company's policy is discussed on page 18.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the tax deduction available to public companies for compensation paid to executive officers. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, certain types of compensation were deductible if the requirements of Section 162(m) of the Code with respect to performance-based compensation were satisfied. The Tax Cuts and Jobs Act generally amended Section 162(m) to eliminate the performance-based compensation exception. The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, but it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate. As was the case prior to the enactment of the Tax Cut and Jobs Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Because corporate objectives may not always be consistent with the requirements of tax deductibility, the Compensation Committee is prepared, when it deems it appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Tabular Disclosures Regarding Named Executive Officers
The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total
Gregory A. Dufour President and CEO	2019	$615,750	$339,720	$275,858	$1,381,486	$51,385	$2,664,199
	2018	597,692	310,106	210,416	397,700	52,323	1,568,237
	2017	569,615	315,797	218,421	887,949	48,241	2,040,023
Deborah A. Jordan EVP, COO and CFO	2019	381,765	166,621	187,000	53,372	33,708	822,466
	2018	369,231	199,307	113,617	—	34,978	717,133
	2017	347,231	188,704	116,011	21,768	32,255	705,969
Joanne T. Campbell EVP, Risk Management	2019	248,476	62,540	100,000	558,786	23,551	993,353
	2018	240,159	71,015	71,122	72,035	23,873	478,204
	2017	226,000	81,717	64,820	286,379	22,538	681,454
Timothy P. Nightingale EVP, Senior Loan Officer	2019	306,058	133,681	115,651	20,582	29,032	605,004
	2018	294,615	110,817	97,000	—	27,359	529,791
	2017	259,769	122,336	74,404	15,968	25,437	497,914
Patricia A. Rose EVP, Retail & Mortgage Banking	2019	248,084	121,322	80,829	—	21,936	472,171
	2018	240,001	93,006	63,217	—	21,911	418,135
	2017	69,231	138,202	40,028	—	50,523	297,984

(1)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2019:

	Stock Awards
	LTIP
Name	Performance Shares	Restricted Shares	MSPP	DCRP	Total
Gregory A. Dufour	$123,892	$123,892	$91,936	$—	$339,720
Deborah A. Jordan	57,614	57,614	—	51,393	166,621
Joanne T. Campbell	31,270	31,270	—	—	62,540
Timothy P. Nightingale	38,439	38,439	17,134	39,669	133,681
Patricia A. Rose	31,270	31,270	26,899	31,883	121,322

The values reflected in the Performance Shares column do not necessarily represent a realized financial benefit for the named executive officer because the awards have not yet been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2019 – 2021 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718. The potential maximum payout for the 2019 – 2021 LTIP performance period at the superior performance level for each named executive officer amounts to: $247,784 for Mr. Dufour; $115,228 for Ms. Jordan; $62,540 for Ms. Campbell; $76,878 for Mr. Nightingale; and $62,540 for Ms. Rose.

The values reflected in the Restricted Shares column reflects the grant date fair value of restricted stock awards for 2019, as determined in accordance with ASC Topic 718. Awards were issued on April 30, 2019 based on a stock price of $43.98.

The values in the MSPP column reflect: (1) an elected percentage by each named executive officer of the 2019 EIP to purchase shares in March 2020 and (2) the estimated aggregate grant date fair value of stock awards associated with the 25% discount ($11.52 discount assuming a market price of $46.06 at December 31, 2019). For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

The values reflected in the DCRP column reflects the aggregate grant date fair value of stock awards for 2019 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of the stock award, refer to Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

(2)
Represents the amounts earned under the EIP for 2019, which the Company paid in March 2020, less the incentive applied to acquire shares under the MSPP and reported in the "Stock Awards" column. See “Annual Executive Incentive Plan” beginning on page 29 for a discussion of how these amounts were determined under this plan.

(3)
The amounts in this column reflect the changes in value of the Company’s SERP maintained for Mr. Dufour and Ms. Campbell, as well as the changes in value of the EDCP for Mr. Dufour, Ms. Jordan, Ms. Campbell, Mr. Nightingale, and Ms. Rose, to the extent the change in value for the fiscal year was accretive to the participant. In 2018, the change in EDCP value for Mr. Dufour, Ms. Jordan, Ms. Campbell and Mr. Nightingale was negative $6,656, $3,684, $1,265 and $9,352, respectively. Refer to Note 18 to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2019 for further discussion on the Company's SERP. No named executive officers participated in our received preferential or above-market earnings on deferred compensation.

(4)
The amounts in this column and detailed below for 2019 include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) Company contribution to participants of the Executive Deferred Compensation Plan, (iv) dividends paid on unvested stock awards and (v) vehicle personal use benefit value and other incentive payments.

	Employer Contribution
Name	401(k) and Profit Sharing	Nonqualified Plan	Dividend	Vehicle and Other	Total
Gregory A. Dufour	$19,600	$19,003	$9,391	$3,391	$51,385
Deborah A. Jordan	19,600	9,473	4,635	—	33,708
Joanne T. Campbell	19,600	1,623	2,328	—	23,551
Timothy P. Nightingale	19,600	7,688	1,667	77	29,032
Patricia A. Rose	18,562	—	3,297	77	21,936

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes cash and stock grants made during 2019 to the named executive officers listed in the Summary Compensation Table:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory A. Dufour	EIP	1/2/19	$49,260	$246,300	$492,600	—	—	—	—		—	$—	$—
	MSPP	3/14/19	—	—	—	—	—	—	1,607	(4)	—	—	17,693
	Performance Shares	4/30/19	—	—	—	1,409	2,817	5,634	—		—	—	123,892
	Restricted Shares	4/30/19	—	—	—	—	—	—	2,817	(6)	—	—	123,892
Deborah A. Jordan	EIP	1/2/19	26,724	133,618	267,236	—	—	—	—		—	—	—
	MSPP	3/14/19	—	—	—	—	—	—	867	(4)	—	—	9,546
	DCRP	3/15/19	—	—	—	—	—	—	1,188	(5)	—	—	51,393
	Performance Shares	4/30/19	—	—	—	655	1,310	2,620	—		—	—	57,614
	Restricted Shares	4/30/19	—	—	—	—	—	—	1,310	(6)	—	—	57,614
Joanne T. Campbell	EIP	1/2/19	14,906	74,543	149,086	—	—	—	—		—	—	—
	MSPP	3/14/19	—	—	—	—	—	—	241	(4)	—	—	2,653
	Performance Shares	4/30/19	—	—	—	356	711	1,422	—		—	—	31,270
	Restricted Shares	4/30/19	—	—	—	—	—	—	711	(6)	—	—	31,270
Timothy P. Nightingale	EIP	1/2/19	18,363	91,817	183,635	—	—	—	—		—	—	—
	MSPP	3/14/19	—	—	—	—	—	—	—		—	—	—
	DCRP	3/15/19	—	—	—	—	—	—	917	(5)	—	—	39,669
	Performance Shares	4/30/19	—	—	—	437	874	1,748	—		—	—	38,439
	Restricted Shares	4/30/19	—	—	—	—	—	—	874	(6)	—	—	38,439
Patricia A. Rose	EIP	1/2/19	14,885	74,425	148,850	—	—	—	—		—	—	—
	MSPP	3/14/19	—	—	—	—	—	—	482	(4)	—	—	5,307
	DCRP	3/15/19	—	—	—	—	—	—	737	(5)	—	—	31,883
	Performance Shares	4/30/19	—	—	—	356	711	1,422	—		—	—	31,270
	Restricted Shares	4/30/19	—	—	—	—	—	—	711	(6)	—	—	31,270

(1)
Amounts represent the range of possible incentive payouts under the 2019 EIP. The actual amounts earned in 2019 and paid out in 2020, net of MSPP, are reflected in the Summary Compensation Table on page 36 and were as follows:

	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2019
Name	EIP	EIP, net of MSPP
Gregory A. Dufour	$344,800	$275,858
Deborah A. Jordan	187,000	187,000
Joanne T. Campbell	100,000	100,000
Timothy P. Nightingale	128,500	115,651
Patricia A. Rose	101,000	80,829

(2)
Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2019 – 2021 LTIP. Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective March 3, 2019 and a market price of $43.98 on April 30, 2019, the grant date for the 2019 – 2021 LTIP.

(3)
The values reported for the MSPP, DCRP and Restricted Shares reflect the aggregate grant date fair value of stock awards for 2019 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019.

The values reflected in the Performance Shares column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2019 – 2021 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718.

For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 21 of this proxy statement.

(4)
Amount reflects either 10% or 20% of 2018 EIP bonus used to purchase restricted shares on March 14, 2019 under the MSPP at $32.73 per share, a 25% discount of the closing market price of $43.64 on the date of the grant. These shares will cliff vest two years after the grant date.

(5)
Amount reflects 10% of each participant’s annual base salary and cash incentives for the prior year in deferred stock units. Vesting occurs ratably from the date of participation in the DCRP until the participant turns 65.

(6)
Amount reflects restricted stock award issued on April 30, 2019 based on a market price of $43.98 which vest ratably over a three year period. Refer to discussion on "2019 – 2021 LTIP Grant" on page 31 for additional details of the grant.

In 2020, there were cash incentive payouts and participation in the MSPP for the 2019 EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation and Stock Award columns. The EIP and MSPP plans are described in detail under the heading “Annual Executive Incentive Plan” on page 29 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by the named executive officers at December 31, 2019:

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Gregory A. Dufour	3/15/2018	MSPP(2)	1,810	$83,369	—	$—
	3/14/2019	MSPP(2)	1,607	74,018	—	—
	1/3/2017	Restricted Shares(3)	887	40,855	—	—
	4/24/2018	Restricted Shares(3)	1,795	82,678	—	—
	4/30/2019	Restricted Shares(3)	2,817	129,751	—	—
	1/3/2017	Performance Shares(4)	3,246	149,511	—	—
	4/24/2018	Performance Shares(5)	—	—	2,693	124,040
	4/30/2019	Performance Shares(5)	—	—	2,817	129,751
			12,162	$560,182	5,510	$253,791
Deborah A. Jordan	3/15/2018	MSPP(2)	961	$44,264	—	$—
	3/14/2019	MSPP(2)	867	39,934	—	—
	1/3/2017	Restricted Shares(3)	403	18,562	—	—
	4/24/2018	Restricted Shares(3)	835	38,460	—	—
	4/30/2019	Restricted Shares(3)	1,310	60,339	—	—
	Various	DCRP(6)	6,246	287,691
	1/3/2017	Performance Shares(4)	1,473	67,846	—	—
	4/24/2018	Performance Shares(5)	—	—	1,252	57,667
	4/30/2019	Performance Shares(5)	—	—	1,310	60,339
			12,095	$557,096	2,562	$118,006
Joanne T. Campbell	3/15/2018	MSPP(2)	537	$24,734	—	$—
	3/14/2019	MSPP(2)	241	11,100	—	—
	1/3/2017	Restricted Shares(3)	217	9,995	—	—
	4/24/2018	Restricted Shares(3)	453	20,865	—	—
	4/30/2019	Restricted Shares(3)	711	32,749	—	—
	1/3/2017	Performance Shares(4)	797	36,710	—	—
	4/24/2018	Performance Shares(5)	—	—	679	31,275
	4/30/2019	Performance Shares(5)	—	—	711	32,749
			2,956	$136,153	1,390	$64,024

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Timothy P. Nightingale	1/3/2017	Restricted Shares(3)	251	$11,561	—	$—
	4/24/2018	Restricted Shares(3)	561	25,840	—	—
	4/30/2019	Restricted Shares(3)	874	40,256	—	—
	Various	DCRP(6)	2,430	111,926	—	—
	1/3/2017	Performance Shares(4)	919	42,329	—	—
	4/24/2018	Performance Shares(5)	—	—	842	38,783
	4/30/2019	Performance Shares(5)	—	—	874	40,256
			5,035	$231,912	1,716	$79,039
Patricia A. Rose	3/15/2018	MSPP(2)	331	$15,246	—	$—
	3/14/2019	MSPP(2)	482	22,201	—	—
	9/11/2017	Restricted Shares(7)	177	8,153	—	—
	9/11/2017	Restricted Shares(7)	770	35,466	—	—
	4/24/2018	Restricted Shares(3)	449	20,681	—	—
	4/30/2019	Restricted Shares(7)	711	32,749
	Various	DCRP(6)	821	37,815	—	—
	9/11/2017	Performance Shares(4)	647	29,801	—	—
	4/24/2018	Performance Shares(5)	—	—	673	30,998
	4/30/2019	Performance Shares(5)	—	—	711	32,749
			4,388	$202,112	1,384	$63,747

(1)	Based on the Company's closing share price of $46.06 at December 31, 2019, the last business day.

(2)	These shares cliff-vest two years from the grant date.

(3)	Represents restricted stock awards that vest ratably over a three-year period.

(4)	Represents shares awarded on February 25, 2020 under the 2017 – 2019 LTIP based on actual performance for the plan period.

(5)
Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. The target performance level has been used to determine the number of shares for the 2018 – 2020 LTIP and 2019 – 2021 LTIP.

(6)	Stock units awarded under the DCRP with vesting ratably from the date of participation in the DCRP until the participant turns 65.

(7)	Represents restricted stock awards that vest ratably from grant date of September 11, 2017 to: January 3, 2020 for 177 shares and September 11, 2022 for 770 shares.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the number of shares acquired and the dollar amounts realized by the named executive officers during 2019 upon the exercise of stock options and vesting of shares of restricted stock:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Gregory A. Dufour	—	—	8,222	$321,150
Deborah A. Jordan	—	—	5,091	201,782
Joanne T. Campbell	—	—	2,184	84,204
Timothy P. Nightingale	—	—	3,609	154,625
Patricia A. Rose	—	—	1,625	68,985

(1)
Represents the aggregate number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)
The “value realized” is the aggregate number of shares acquired upon exercise of vested options multiplied by the difference between the closing market price on the date of exercise and the exercise price.

(3)
Represents the aggregate number of shares acquired under MSPP, LTIP, DCRP and/or general restricted shares upon vesting without taking into account any shares that may have been surrendered or withheld to cover applicable tax obligations.

(4)	The “value realized” represents the shares or units that vested multiplied by the closing market price on the applicable vesting date.

PENSION BENEFITS TABLE

The following table summarizes the pension benefits for each of the named executive officers during 2019:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	19	$5,883,280	$—
Deborah A. Jordan	—	—	—	—
Joanne T. Campbell	Supplemental Executive Retirement Program	24	2,294,325	—
Timothy P. Nightingale	—	—	—	—
Patricia A. Rose	—	—	—	—

(1)
The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 18 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019. The present value is expressed as a lump sum; however, outside of a change in control, the SERP generally does not provide for payment of benefits in a lump sum, but rather payment in the form of an annuity with monthly benefit payments. The present value calculation assumes an annual benefit commencing upon age 62 equal to $503,687, in the case of Mr. Dufour and $158,221, in the case of Ms. Campbell.

Under the SERP, in which Mr. Dufour and Ms. Campbell are participants, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years guaranteed) that is calculated based on targeting up to 65% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring in years of service, and allowing for reductions relative to (i) 50% of the participant’s projected primary Social Security benefits; (ii) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (iii) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (iv) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. Mr. Dufour and Ms. Campbell are eligible for early retirement as of December 31, 2019. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

NONQUALIFIED DEFINED CONTRIBUTION TABLE (DCRP)

The following table summarizes contributions to the nonqualified defined contribution retirement plan for each of the named executive officers during 2019:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gregory A. Dufour	$—	$—	$—	$—	$—
Deborah A. Jordan	—	51,393	117,494	—	575,888
Joanne T. Campbell	—	—	—	—	—
Timothy P. Nightingale	—	39,669	116,172	—	560,827
Patricia A. Rose	—	31,883	4,737	—	46,152

(1)
Represents the grant date fair value of stock awards issued under the DCRP in 2019 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019. For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 21 of this proxy statement. Such contributions are also reported as compensation in the Summary Compensation Table on page 36. Prior year contributions included in the Aggregate Balance have also been reported as compensation in the Summary Compensation Table with respect to the fiscal years to which such contributions relate.

(2)
Represents the change in value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2019. The Company's closing share price at December 31, 2018 was $35.97 and at December 31, 2019 was $46.06.

(3)
Represents the value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2019 based on the Company's closing share price at December 31, 2019 of $46.06. For a description of vesting terms and conditions relating to the DCRP, see page 33 of this proxy statement. The number of vested shares under the DCRP at December 31, 2019 for the named executive officers was as follows:

Name	Vested Shares
Gregory A. Dufour	—
Deborah A. Jordan	6,257
Joanne T. Campbell	—
Timothy P. Nightingale	9,746
Patricia A. Rose	181

NONQUALIFIED DEFERRED COMPENSATION TABLE (EDCP)

The Executive Deferred Compensation Plan allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. In 2019, four named executive officers elected to defer amounts under the EDCP. Deferred amounts are invested at the discretion of the participant in the same investment options as made available under the Company's 401(k) Plan. The Company's obligations with respect to the deferred amounts are payable from its general assets. The assets are at all times subject to the claims of the Company's general creditors.

The following table summarizes the nonqualified deferred compensation for each of the named executive officers during 2019:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gregory A. Dufour	$26,000	$19,003	$29,645	$—	$403,354
Deborah A. Jordan	54,000	9,473	53,372	—	353,638
Joanne T. Campbell	4,970	1,623	14,709	—	112,507
Timothy P. Nightingale	99,900	7,688	20,582	—	283,113
Patricia A. Rose	—	—	—	—	39,467

(1)
Reflects deferrals of salary and bonus payments during 2019. Salary amounts are disclosed in the Summary Compensation Table under the year 2019. Bonus amounts are disclosed in the Summary Compensation Table under the year 2019.

(2)
Represents amounts that would have been contributed by the Company under the 401(k) Plan, but for certain IRS limitations. The Company contributions reported above were paid in 2020 for the 2019 fiscal year and are also disclosed in the Summary Compensation Table under All Other Compensation in 2019. Refer to discussion of EDCP under "Retirement and Other Benefits" starting on page 33 of this proxy statement.

(3)	The following table shows the investment options available for the named executive officers under the EDCP and each fund's annual rate of return for the year ended December 31, 2019:

Investment Option	Year Ended December 31, 2019 Rate of Return
Federated US Treasury Cash Reserves I	2.04%
Vanguard Short-Term Bond Index	4.86%
Vanguard Total Bond Market Index	8.71%
American Century Inflation Adjusted Bond	7.85%
Dodge & Cox Income	9.75%
Templeton Global Bond R6	1.01%
Vanguard Windsor II	29.16%
Vanguard 500 Index Admiral	31.46%
Fidelity Contrafund	29.98%
Fidelity Low-Priced Stock	25.66%
T. Rowe Price Mid-Cap Growth	31.53%
Vanguard Small Cap Index	27.37%
T. Rowe Price New Horizons	37.71%
Dodge & Cox International Stock	22.77%
Vanguard International Growth Adm	31.48%
Vanguard Target Retirement 2015	14.81%
Vanguard Target Retirement 2020	17.63%
Vanguard Target Retirement 2025	19.63%
Vanguard Target Retirement 2030	21.07%
Vanguard Target Retirement 2035	22.44%
Vanguard Target Retirement 2040	23.86%
Vanguard Target Retirement 2045	24.94%
Vanguard Target Retirement 2050	24.98%
Vanguard Target Retirement 2055	24.98%
Vanguard Target Retirement Income	13.16%

Change in Control Agreements
The Company entered into CIC agreements with each of the named executive officers as well as other key employees. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the current CIC agreements, if the executive is terminated by the Company without "cause" (as defined in the CIC agreements) or resigns for "good reason" (as defined in the CIC agreements), each within the period beginning three months prior to and ending two years following a change in control, then the executive shall be entitled to cash severance and benefits for a period of 36 months for the CEO and 24 months for the other named executive officers. Each executive's total cash severance will be equal to three times, in the case of the CEO, or two times, in the case of each of the other named executive officers, the sum of (i) the executive's base salary, plus (ii) the three-year average bonus. Such cash severance shall be payable during the applicable benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. In addition, pursuant to the CIC agreements, the Company shall also continue to pay the applicable employer portion of premiums with respect to group medical health plan coverage for the executive and such executive's eligible dependents during the shorter of the applicable benefit period or the maximum period permitted under COBRA. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

Each CIC agreement contains six month post-employment nonsolicitation and noncompetition obligations, with the CEO at one year. Any executive who breaches these covenants forfeits any future payments or benefits.

In addition, these CIC agreements contain a provision which provides that any payments otherwise due to the executive in connection with a change of control shall be reduced to the extent necessary to avoid the application of the excise tax provisions under Section 4999 of the Internal Revenue Code, but only if such reduction would result in the executive retaining a larger portion of such payments on an after-tax basis than if no reduction was made and the excise taxes had been paid (commonly referred to as a "net-better cutback").

The following table outlines the provision of the CIC agreements:

Provision	CIC Agreements
Protection Period	• Begins three months prior and ends 24 months following a change in control
Benefit Period	• CEO: 36 months • Other named executive officers: 24 months
Severance Multiple and Components
• CEO: 3.0x base salary and three-year bonus average
• Other named executive officers: 2.0x base salary and three-year bonus average
• Continuation of group medical health plan coverage at active employee rates

280G/4999 Excise Tax Treatment	• "Best-net-benefit" provision
Restrictive Covenants	• CEO: 12 month non-compete and non-solicit agreement • Other named executive officers: 6 month non-compete and non-solicit agreement
Equity Acceleration (DCRP, LTIP, MSPP, RSA, RSU, and Stock Options)	• Double-trigger
SERP lump sum distribution	• A lump sum payment at the accrued benefit in the event a participant is terminated upon a change in control.

Change in control shall have the meaning provided in the Company's 2012 Equity and Incentive Plan, as amended from time to time.

The CIC agreements may be terminated by the Company effective December 31, 2020 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December

31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table quantifies the benefits that would have been payable to our named executive officers upon death or disability and under their CIC agreements using the five year period ending December 31, 2019 for purposes of computing any Section 280G limitation (if applicable), as if the event described to trigger their benefits had occurred as of December 31, 2019:

	Gregory A. Dufour	Deborah A. Jordan	Joanne T. Campbell	Timothy P. Nightingale	Patricia A. Rose
Death or Disability
DCRP Restricted Stock Acceleration(1)	$—	$287,691	$—	$111,926	$37,815
Restricted Stock Acceleration(2)	253,284	117,361	63,609	77,657	97,049
Total	$253,284	$405,052	$63,609	$189,583	$134,864
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Cash Severance Payment(3)	$2,548,501	$1,016,180	$638,366	$776,334	$586,016
Continuation of Health Benefits(4)	35,770	30,782	24,235	1,003	30,782
DCRP Restricted Stock Acceleration(1)	—	287,691	—	111,926	37,815
Restricted Stock Acceleration(2)	253,284	117,361	63,609	77,657	97,049
MSPP Stock Acceleration(5)	50,218	26,847	11,756	—	11,692
Performance Stock Acceleration(6)	251,856	117,085	63,517	78,486	63,148
SERP lump sum distribution in excess of accrued benefit(7)	649,905	—	234,900	—	—
Total(8)	$3,789,534	$1,595,946	$1,036,383	$1,045,406	$826,502

(1)
Under the DCRP, each unvested deferred stock unit becomes fully vested upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $46.06 at December 31, 2019.

(2)
Represents outstanding restricted stock awards which become fully vested and exercisable upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested restricted shares were assumed to have a value equal to the closing price per share of $46.06 at December 31, 2019.

(3)
Represents the value of (i) 36 months of base salary and (ii) average of three-year annual bonus for Mr. Dufour, and (a) 24 months of base salary and (b) average of three-year annual bonus for the other named executive officers, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements.

(4)
Represents the value of (i) 18 months of healthcare benefits and 18 months' equivalent grossed up for taxes for Mr. Dufour and (ii) 18 months of healthcare benefits and six months' equivalent grossed up for taxes for the other named executive officers, per the CIC agreements.

(5)
Represents outstanding MSPP stock awards which become fully vested and exercisable upon a termination without cause or resignation for good reason in connection with a change in control. For purposes of this table, the unvested in-the-money MSPP stock awards were assumed to have a value equal to the closing price per share of $46.06 at December 31, 2019.

(6)
In the event a participant has a qualifying termination event within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level for the performance shares under the LTIP. For purposes of this table, LTIP shares were assumed to have a value equal to the closing price per share of $46.06 on December 31, 2019.

(7)
In the event of a change in control, under the SERP, Mr. Dufour and Ms. Campbell would be entitled to receive a lump sum distribution in the amount of the accrued benefit, calculated using the one-year Treasury bill rate for the discount factor. Accordingly the amounts reflected in the table above reflects the excess of the accrued benefit payable upon a change in control, calculated using the discount rate of 2.60%, over the present value of the accumulated benefit set forth in the "Pension Benefits Table" on page 42.

(8)
In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above in connection with a change in control would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

PAY RATIO DISCLOSURE

The annual total compensation for 2019 was $2,664,199 for our CEO and $48,334 for our median employee. The resulting ratio of our CEO's pay to the pay of our median employee for 2019 is 55 to 1.

We identified the median employee by using wages from our payroll records as reported to the IRS on Form W-2 for fiscal 2019 for all individuals, excluding our CEO, who were employed by us on December 31, 2019, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time and part-time employees that were not employed by us for all of 2019.

We calculated the median employee's annual total compensation using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement. In our 2019 Summary Compensation Table we report annual cash incentive and MSPP paid to our CEO in 2020 for performance in 2019. Our median employee participated in a cash incentive plan that paid periodically during 2019 and we used the amounts received in 2019 for median employee's annual total compensation.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply in compliance with Item 402(u) of Regulation S-K, this information should not be used as a basis for comparison between different companies.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers
As of the Record Date, there were 15,180,398 shares of the Company's Common Stock beneficially owned and entitled to vote, by approximately 1,100 shareholders. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, based upon reports on Schedule 13G filed with the SEC on or before the Record Date, (ii) each current director of the Company and each nominee for director, (iii) the Company’s executive officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	1,232,439		8.12%
FMR LLC
245 Summer Street, Boston, MA 02210	1,056,174		6.96%
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road, Austin, TX 78746	815,987		5.38%
Directors, Nominees and Executive Officers:
Ann W. Bresnahan	38,530		*
Joanne T. Campbell	15,762	(1)	*
Craig N. Denekas	3,065		*
Gregory A. Dufour	92,491	(1)	*
David C. Flanagan	11,740		*
Deborah A. Jordan, CPA	45,216	(1)	*
S. Catherine Longley	5,766		*
Marie J. McCarthy	1,729		*
Timothy P. Nightingale	35,596	(1)	*
James H. Page, Ph.D.	4,870		*
Patricia A. Rose	4,236	(1)	*
Robin A. Sawyer, CPA	4,802		*
Carl J. Soderberg	68,979		*
Lawrence J. Sterrs	5,183		*
All directors, nominees, and executive officers as a group (14 persons)	337,965		2.23%
* Less than 1%.

(1)
Includes unvested restricted and MSPP shares as they provide the holder with voting rights. Refer to "Outstanding Equity Awards at Fiscal Year-End (Stock Awards)" for details of unvested restricted and MSPP shares for each named executive officer.

Solicitation of Proxies
The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable out of pocket expenses incurred in connection with that solicitation. The cost of soliciting proxies will be borne by the Company.

By Order of the Board of Directors
Ann W. Bresnahan, Secretary
March 16, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report to Shareholders, and Annual Report on Form 10-K are available at www.proxyvote.com.

E94493-P31310

CAMDEN NATIONAL CORPORATION
Annual Meeting of Shareholders
April 28, 2020 3:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael R. Archer and Jared L. Merritt, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders (the "Meeting") of Camden National Corporation (the "Company") to be held at Camden National Corporation's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856 on April 28, 2020 at 3:00 p.m., local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the proposals described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 16, 2020, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ANY OTHER MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR AN ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

Continued and to be signed on reverse side

CAMDEN NATIONAL CORPORATION

CAMDEN NATIONAL CORPORATION
ATTN: INVESTOR RELATIONS
2 ELM STEET
P.O. BOX 310
CAMDEN, ME 04843

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E94492-P31310 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAMDEN NATIONAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Robin A. Sawyer, CPA	☐	☐	☐
1b. Lawrence J. Sterrs	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" PROPOSALS 2 AND 3.	For	Against	Abstain
2. To approve, by non-binding advisory vote, the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐
3. To ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date